Exhibit 4.3

Execution version

AMENDING AND RESTATING AGREEMENT

dated    29 November     2022

in respect of the (original)
USD 90,000,000

SECURED TERM LOAN FACILITY

dated 22 June 2015

between

DHT TIGER LIMITED
as Borrower

and

DHT HOLDINGS, INC.
as Guarantor

with

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK as Lender, Swap Provider, Agent and Security Agent

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schjodt.no | Page 2
INDEX

1.	DEFINITIONS AND INTERPRETATION	5

2.	AGREEMENT OF THE FINANCE PARTIES	7

3.	CONDITIONS PRECEDENT	7

4.	REPRESENTATIONS	8

5.	AMENDMENT AND RESTATEMENT OF FACILITIES AGREEMENT	8

6.	FURTHER ASSURANCE	10

7.	COSTS AND EXPENSES	11

8.	NOTICES	11

9.	COUNTERPARTS	12

10.	GOVERNING LAW	12

11.	ENFORCEMENT	12

SCHEDULE 1 PART I CONDITIONS PRECEDENT		13

SCHEDULE 2 EFFECTIVE DATE NOTCE		17

SCHEDULE 3 AMENDED AND RESTATED FACILITY AGREEMENT		18

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THIS AGREEMENT (the " Agreement") is dated 29 November 2022 and is made between:

(1)
DHT TIGER LIMITED, a company incorporated under the laws of the Marshall Islands with limited liability and with its registered office at Trust Company, Ajeltake Road, Ajeltake Islands, Majuro, Marshall Islands MH96960 as borrower (the "Borrower");

(2)
DHT HOLDINGS, INC., a company incorporated under the laws of the Marshall Islands with its registered office at Trust Company, Ajeltake Road, Ajeltake Islands, Majuro, Marshall Islands MH96960 as guarantor (the " Guarantor");

(3)	THE FINANCIAL INSTITUTIONS listed at Schedule 1 to the Amended and Restated Facility Agreement as lenders (together the "Original Lenders" and each an "Original Lender")

(4)
CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, a French "société anonyme"  having a share capital of EUR7,851,636,342, acting as agent through its registered office at 12, place des Etats-Unis, CS 70052, 92547 Montrouge Cedex, France and registered under the number siren 304187701 at the Registre du Commerce et des Sociétés of Nanterre, France (in that capacity, the "Agent");

(5)
CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, a French "société anonyme" having a share capital of EUR7,851,636,342, acting as agent through its registered office at 12, place des Etats-Unis, CS 70052, 92547 Montrouge Cedex, France and registered under the number siren 304187701 at the Registre du Commerce et des Sociétés of Nanterre, France (in that capacity, the "Swap Provider"); and

(6)
CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, a French "société anonyme" having a share capital of EUR7,851,636,342, acting as agent through its registered office at 12, place des Etats-Unis, CS 70052, 92547 Montrouge Cedex, France and registered under the number siren 304187701 at the Registre du Commerce et des Sociétés of Nanterre, France (in that capacity, the "Security Agent").

WHEREAS:

(A)
Pursuant to a term loan facility agreement dated 22 June 2015 (as amended and supplemented from time to time prior to the date of this Agreement, the "Original Facility Agreement") originally made between the Borrower and Samco Gamma Ltd. (the "Released Borrower") as original borrowers (together, the "Original Borrowers"), the Guarantor, the Lenders, the Agent, the Swap Bank and the Security Agent, the Lenders agreed to make available to the Original Borrowers a USD 90,000,000 term loan facility for the purposes set out therein (the "Original Facility").

(B)	The outstanding amount of the Loan under the Original Facility as at the date of this Agreement is USD33,109,027.88 (the "Existing Outstanding Loan ").

(C)
By an ISDA Master Agreement and schedule thereto dated 22 June 2015 the Original Borrowers agreed terms for hedging their exposure to interest rate fluctuations under the Original Facility Agreement (together with any and all Confirmations exchanged thereunder, the "Existing Master Agreement"). As at the date of this Agreement, no Transactions nor Confirmations (each as defined in the Existing Master Agreement) have been entered into.

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(D)	The obligations of the Original Borrowers under the Original Facility Agreement and Existing Master Agreement were originally secured by, inter alia:

(i)
a Hong Kong ship mortgage and deed of covenant collateral thereto dated 18 April 2016 over the vessel mv "DHT SCANDINAVIA" (ex "SAMCO SCANDINAVIA") having IMO number 9315147 (the "Released Vessel") registered in the name of the Released Borrower under Hong Kong flag (the "DHT Scandinavia Mortgage");

(ii)
a Hong Kong ship mortgage and deed of covenant collateral thereto each dated 16 January 2017 (registered with the Hong Kong Shipping Registry at 11:05 on 16 January 2017) (the "DHT Tiger Mortgage") over the VLCC mv "DHT Tiger" having IMO number 9733959 and registered in the name of the Borrower under Hong Kong flag (the "Vessel" and, together with the Released Vessel, the " Vessels");

(iii)	assignments over the Vessels' earnings, insurances, any charters and requisition compensation;

(iv)	a guarantee and indemnity dated 22 June 2015 granted by the Guarantor (the "Existing Guarantee");

(v)	first priority pledges of all issued shares in each of the Original Borrowers;

(vi)	first priority charges over certain bank accounts of the Original Borrowers;

(vii)	a first priority charge over proceeds under the Existing Master Agreement (the "Existing Master Agreement Proceeds Deed"); and

(viii)
written undertakings, each dated 16 January 2017, from each of the Commercial Manager and the Technical Manager of the Vessel in respect of, inter alia, the subordination of such managers' claims against the Borrower.

(E)
By a deed of release dated 21 October 2020, the Security Agent (acting for and on behalf of the Lenders) agreed to: (i) the release of the Released Borrower, together with certain other existing security parties, from their obligations under certain security documents relating to the Released Borrower and the Released Vessel and (ii) the release of the DHT Scandinavia Mortgage pursuant to a mortgage discharge dated 21 October 2020 (together the "2020 Released Security").

(F)
Following the release of the Released Borrower and the 2020 Released Security, the Borrower's obligations under the Original Facility Agreement, as at the date of this Agreement, continue to be secured by:

(A)	the Existing Guarantee;

(B)	the Existing Master Agreement Proceeds Deed;

(C)	first priority charge dated 22 June 2015 over all issued shares in the Borrower;

(D)	the DHT Tiger Mortgage (including the deed of covenant) in respect of the Vessel;

(E)	an assignment dated 16 January 2017 over the Vessel's earnings, insurances, any charters and requisition compensation;

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(F)	a first priority French law account pledge (Nantissement de Solde de Comptes Bancaires) dated 16 January 2017 over the Borrower's Earnings Account and Retention Account,

(together the "Remaining Security").

(G)
In connection with a term sheet agreed between the Borrower and the Lenders, the Borrower has requested the Lenders to amend and restate the Original Facility Agreement in order to refinance the Existing Outstanding Loan and to finance the general corporate and working capital purposes of the Guarantor (the "Requested Refinancing).

(H)
This Agreement sets out the terms and conditions upon which the Lenders and the other Finance Parties agree, with effect on and from the Effective Date, to the amendment and restatement of the Original Facility Agreement on the terms of the Amended and Restated Facility Agreement (as appended hereto).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

Words and expressions defined in the Amended and Restated Facilities Agreement shall, unless otherwise defined herein, have the same meanings when used herein (including the preamble).

In this Agreement:

"Additional Account Security" means the additional French law account pledge (Nantissement de Solde de Comptes Bancaires) over the Borrower's Earnings Account and Retention Account to be dated on the Effective Date and to be executed by the Borrower in favour of the Security Agent in agreed form;

"Additional Assignment" means the additional assignment over the Vessel's earnings, insurances, any charters and requisition compensation to be dated on the Effective Date and to be executed by the Borrower in favour of the Security Agent in agreed form;

"Additional Deed of Covenant" means the additional deed of covenant collateral to the Additional Mortgage to be dated on the Effective Date and to be executed by the Borrower in favour of the Security Agent in agreed form;

"Additional Manager's Undertaking" means the additional Manager's Undertakings from each of the Commercial Manager and Technical Manager to be dated on the Effective Date and to be executed by the Managers in favour of the Security Agent in agreed form;

"Additional Mortgage" means, in relation to the Vessel, the additional second priority statutory Hong Kong ship mortgage over the Vessel to be dated on the Effective Date and to be executed by the Borrower in favour of the Security Agent in agreed form;

"Additional Shares Pledge" means the additional shares pledge of all the issued share capital in the Borrower to be dated on the Effective Date and to be executed by the Guarantor in favour of the Security Agent in agreed form;

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"Amended and Restated Facility Agreement" means the Original Facility Agreement, as amended and restated in accordance with the terms of this Agreement in the form set out in the Appendix.

"Closing Date" means 1 December 2022;

"Effective Date" means the date on which the Agent notifies the Obligors and the Finance Parties that it (on behalf of the Finance Parties) has received and approved all condition precedent documents as set out in Schedule 1 (Conditions precedent) to this Agreement.

"New Master Agreement" means the new ISDA Master Agreement to be dated on the Effective Date (or any other form of master agreement relating to interest or currency exchange transactions) entered into between the Swap Provider and the Borrower during the Facility Period, including each Schedule to any Master Agreement and each Confirmation exchanged under a Master Agreement.

"New Master Agreement Proceeds Deed" means the new Master Agreement Proceeds Deed to be dated on the Effective Date relating to the New Master Agreement to be executed by the Borrower in favour of the Security Agent in agreed form;

"New Security Documents" means the Additional Account Security, the Additional Assignment, the Additional Deed of Covenant, the Additional Mortgage, the Additional Manager's Undertaking, the New Master Agreement Proceeds Deed and the Additional Shares Pledge and individually, each a "New Security Document".

"Obligors" means each of the Borrower and the Guarantor.

"Party" means a party to this Agreement.

"Security" means the Security as defined in the Amended and Restated Facility Agreement and includes the Security under each of the New Security Documents.

"Security Documents" means the Security Documents as defined in the Amended and Restated Facilities Agreement and includes each of the New Security Documents.

"Security Parties" means the Borrower, the Guarantor, the Managers, any other Credit Support Provider, and any other person who may at any time during the Facility Period be liable for, or provide security for, all or any part of the Indebtedness, and "Security Party" means any one of them.

1.2	Construction

Clauses 1.2 (Construction) to Clause 1.7 (Third party rights) of the Amended and Restated Facility Agreement shall apply, mutatis mutandis, to this Agreement as if expressly set out herein.

1.3	Form and content

All documents and evidence delivered to the Agent pursuant to this Agreement shall:

(a)	be in form and substance satisfactory to the Agent;

(b)	if required by the Agent, be in original; and

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(c)	if required by the Agent, be certified, notarized, legalized or attested in a manner acceptable to the Agent.

1.4	Agreed forms of new and supplemental Finance Documents

References in Clause 1.1 (Definitions) to any new, additional or supplement to a Finance Document being in "agreed form" are to that new, additional or supplemental Finance Document substantially in a form agreed in writing between the Borrower and the Agent acting with the authorisation of all of the Finance Parties.

1.5	Designation as a Finance Document

The Borrower and the Agent designate this Agreement and each New Security Document as Finance Documents.

1.6	Third party rights

Unless provided to the contrary in a Finance Document, a person who is not a Party has no right under the Third Parties Act to enforce or to enjoy the benefit of any term of this Agreement.

2.	AGREEMENT OF THE FINANCE PARTIES

2.1	Agreement of the Finance Parties

The Finance Parties agree, subject to and upon the terms and conditions of this Agreement, to the amendment and restatement of the Original Facilities Agreement upon the terms of the Amended and Restated Facility Agreement set out in the Appendix hereto.

2.2	Effective Date

The agreement of the Finance Parties contained in Clause 2.1 (Agreement of the Finance Parties) shall have effect on and from the Effective Date.

3.	CONDITIONS PRECEDENT

3.1	Conditions Precedent

The agreement of the Finance Parties contained in Clause 2.1 (Agreement of the Finance Parties) is subject to the Agent having received on or before the Closing Date all of the documents and other evidence listed in Schedule 1 (Conditions Precedent) of this Agreement in form and substance satisfactory to the Agent.

3.2	Following the occurrence of the Effective Date, the Lenders will only be obliged to advance the Additional Advance if on the date of the relevant Drawdown Request and on the proposed Drawdown Date:

(a)	no Default is continuing or would result from the advance of the Additional Advance; and

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(b)	the representations made by the Borrower and the Guarantor under Clause 18 (Representations) of the Amended and Restated Facility Agreement are true in all material respects.

3.3	Effective Date

(a)
The Agent shall notify the Borrower and the Lenders in writing when it has received all the documents and other evidence listed in Schedule 1 (Conditions Precedent) of this Agreement in a form and substance satisfactory to it other than any that have been waived by the Agent at such time (such notice which shall be in the form set out in Schedule 2 and confirming the occurrence of the Effective Date, being the " Effective Date Notice").

(b)
Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in Clause 3.3(a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

3.4	Conditions Subsequent

Each of the Borrower and the Guarantor shall ensure that, within one month of the occurrence of the Effective Date, any and all necessary actions to protect, perfect or give priority to each New Security Document are carried out in accordance with the requirements set out in Schedule 1 Part II.

4.	REPRESENTATIONS

4.1	Facilities Agreement representations

Each Obligor represents and warrants that the representations set out in clause 18 (representations) of the form of the Amended and Restated Facility Agreement remain true and not misleading if repeated on the date of this Agreement and at the Effective Date with reference to the circumstances existing at such time.

4.2	Finance Document representations

Each Obligor represents and warrants that the representations and warranties set out in the Finance Documents (other than those set out in the Amended and Restated Facility Agreement referred to in Clause 4.1 above) remain true and not misleading if repeated on the date of this Agreement and on the Effective Date with reference to the circumstances existing at such time.

5.	AMENDMENT AND RESTATEMENT OF FACILITIES AGREEMENT

5.1	Specific amendment to the Original Facilities Agreement

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With effect on and from the Effective Date the Original Facilities Agreement shall be, and shall be deemed by this Agreement to be, amended and restated in the form of the Amended and
Restated Agreement Facilities Agreement and, as so amended and restated, the Original Facilities Agreement shall continue to be binding on each of the parties to it, including for avoidance of doubt the Guarantor, in accordance with its terms as so amended and restated.

5.2	Amendments to Finance Documents

With effect on and from the Effective Date each of the Finance Documents other than the Original Facilities Agreement, shall be, and shall be deemed by this Agreement to be, amended as follows:

(a)	the definition of, and references throughout each of the Finance Documents to, the Facilities Agreement shall be construed as if the same referred to the Amended and Restated Facilities Agreement; and

(b)
by construing references throughout each of the Finance Documents to "this Agreement", "this Deed" and other like expressions as if the same referred to such Finance Documents as amended by this Agreement.

5.3	Obligor confirmation

As at the Effective Date, each Obligor:

(a)	confirms its acceptance of the Amended and Restated Facilities Agreement; and

(b)	agrees that it is bound as a Security Party (as defined in the Amended and Restated Facilities Agreement).

5.4	Security confirmation

As at the Effective Date, each Obligor in its capacity as a Security Party confirms that:

(a)	any Security created by it under the Finance Documents extends to the obligations of the Security Parties under the Finance Documents as amended and restated by this Agreement;

(b)	the obligations of the Security Parties under the Amended and Restated Facility Agreement are included as Indebtedness (as defined in the Security Documents to which it is a party); and

(c)	the Security created under the Finance Documents continues in full force and effect on the terms of the respective Finance Documents.

5.5	Finance Documents to remain in full force and effect

(a)
Save for the Existing Master Agreement which is to be terminated with effect on and from the Effective Date in accordance with Clause 5.6 of this Agreement, with effect on and from the Effective Date, the Finance Documents shall remain in full force and effect:

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(i)	in the case of the Facilities Agreement, as amended and restated pursuant to Clause 5.1 (Specific amendments to the Facilities Agreement);

(ii)
in the case of the Finance Documents other than the Facilities Agreement, as amended by the amendments to such Finance Documents contained or referred to in Clause 5.2 (Amendments to Finance Documents);

(iii)	the Facilities Agreement and the applicable provisions of this Agreement will be read and construed as one document;

(iv)	each Finance Document other than the Facilities Agreement and the applicable provisions of this Agreement will be read and construed as one document; and

with such further or consequential modifications as may be necessary to give full effect to the terms of this Agreement.

(b)
Each Obligor confirms, agrees and undertakes, that with effect on and from the Effective Date each and all Remaining Security and the guarantees and indemnities provided and/or created by each Obligor in favour of the Secured Parties under the Facilities Agreement and the other Finance Documents shall, as amended by the amendments to such Finance Documents contained or referred to in Clause 5.2 (Amendments to Finance Documents), continue in full force and effect as security for the Obligors’ obligations and liabilities under the Amended and Restated Facilities Agreement and the other Finance Documents.

5.6	Termination of Existing Master Agreement

With effect on and from the Effective, each of the Borrower and the Swap Provider hereby confirm that:

(a)	no Transactions have been entered into nor any Confirmations exchanged under the Existing Master Agreement since the date on which it was originally entered into by the Borrower and the Swap Provider;

(b)	the Existing Master Agreement together with all rights, obligations of the Borrower and the Swap Provider thereunder shall be terminated with effect on and from the Effective Date; and

(c)
all references in the Facilities Agreement and in any of the Finance Documents to "Master Agreement" shall be construed on and from the Effective Date as references to the New Master Agreement which shall replace the Existing Master Agreement in all respects.

6.	FURTHER ASSURANCE

6.1	Further assurance

Each Obligor shall promptly, and in any event within a reasonable time period specified by the Agent do all such acts (including procuring or arranging any registration, notarisation or authentication or the giving of any notice) or execute or procure execution of all such documents (including assignments, transfers, mortgages, charges, notices, instructions, acknowledgements, proxies and powers of attorney), as the Agent may reasonably specify (and in such form as the Agent may require in favour of the Agent or its nominee(s)) to implement the terms and provisions of this Agreement.

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Each Obligor shall promptly, and in any event within the time period specified by the Security Agent do all such acts (including procuring or arranging any registration, notarisation or authentication or the giving of any notice) or execute or procure execution of all such documents (including assignments, transfers, mortgages, charges, notices, instructions, acknowledgments, proxies and powers of attorney), as the Security Agent may specify (and in such form as the Security Agent may require in favour of the Security Agent or its nominee(s)):

(a)
to create, perfect, vest in favour of the Security Agent or protect the priority of the Security or any right or any kind created or intended to be created under or evidenced by the Finance Documents as amended and/or restated by this Agreement (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent, any Receiver or the Secured Parties provided by or pursuant to the Finance Documents as amended and/or restated by or pursuant to this Agreement or by law; and/or

(b)
to confer on the Security Agent or confer on the Secured Parties Security over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Finance Documents as amended and/or restated by or pursuant to this Agreement.

Each Obligor shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Secured Parties by or pursuant to the Finance Documents as amended and/or restated by this Agreement.

6.2	Additional corporate action

At the same time as an Obligor delivers to the Agent or Security Agent any document executed under this Clause 6 (Further Assurance), that Obligor shall deliver to the Agent or Security Agent as applicable reasonable evidence that that Obligor's execution of such document has been duly authorised by it.

7.	COSTS AND EXPENSES

Clause 15.2 (amendment costs) of the Amended and Restated Facilities Agreement applies to this Agreement as if it were expressly incorporated in it with any necessary modifications.

8.	NOTICES

Clause 30 (notices) of the Amended and Restated Facilities Agreement applies to this Agreement as if it were expressly incorporated in it with any necessary modifications.

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9.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

10.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

11.	ENFORCEMENT

11.1	Jurisdiction

(a)
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a "Dispute").

(b)	The Obligors accept that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Obligor will argue to the contrary.

(c)
This Clause 11.1 (Jurisdiction) is for the benefit of the Secured Parties only.  As a result, no Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Secured Parties may take concurrent proceedings in any number of jurisdictions.

11.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(i)
irrevocably appoints Wikborg Rein UK Limited of 30 Cannon Street, London, England EC4M 6XH as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(b)
If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Borrower (on behalf of all the Obligors) must immediately (and in any event within 7 days of such event taking place) appoint another agent on terms acceptable to the Agent.  Failing this, the Agent may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

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SCHEDULE 1
PART I
CONDITIONS PRECEDENT

The Effective Date is conditional on the Agent receiving in form and substance satisfactory to it:

1.	Obligors

(a)	A copy of the constitutional documents of each Obligor.

(b)	A copy certificate of good standing in respect of each Obligor.

(c)	A copy of a resolution of the board of directors of each Obligor:

(i)
approving the terms of, and the transactions contemplated by, this Agreement and the Finance Documents to which it is a party and resolving that it execute, deliver and perform the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute this Agreement and the Finance Documents to which it is a party on its behalf; and

(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with this Agreement and the transactions contemplated thereby.

(d)
To the extent not included in the resolution in paragraph 1 (c) above, an original of the power of attorney of any Obligor authorising a specified person or persons to execute the Finance Documents to which it is a party (notarially attested and legalised if required).

(e)
To the extent required, a copy of a resolution signed by the shareholder of each Obligor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the relevant Obligor is a party.

(f)	Specimen signatures or copy of the passport of the persons authorised to sign the relevant Finance Documents on behalf of each Obligor.

(g)	An original certificate of a duly authorised officer of each Obligor certifying:

(i)	that each copy document relating to it specified in this Schedule 1 is correct, complete and in full force and effect as at a time no earlier than the Effective Date;

(ii)	setting out the names of the directors, officers and shareholders of that Security Party and the proportion of shares held by the Guarantor; and

(iii)	in relation to each Obligor, that borrowing or guaranteeing or securing, as appropriate, the Loan would not cause any borrowing, guaranteeing, security or similar limit binding on it to be exceeded.

(h)
Where such registration is required or permitted under the laws of the relevant jurisdiction, evidence that the names of the directors, officers and shareholders of each Obligor are duly registered in the companies registry or other registry in the country of incorporation of that Obligor.

2.	Know Your Customer (KYC) requirements

Any documents required by the Agent and the Lenders pursuant to any "Know your customer checks" with respect to the Obligors and their signatories, directors and ultimate beneficial owners or similar identification procedures in relation to the transactions contemplated in the Finance Documents.

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3.	Payment of accrued unpaid interest and any break costs under the Original Facility

Confirmation from the Agent that the Borrower has paid all amounts of accrued unpaid interest and any break costs under the Original Facility up to the Effective Date.

4.	Vessel documents

Photocopies, certified as true, accurate and complete by an Authorised Officer of the Borrower, of:

(a)	any charterparty or other contract of employment of the Vessel which will be in force on the Effective Date;

(b)	the Management Agreements for the Vessel;

(c)	the Vessel's current Safety Construction, Safety Equipment, Safety Radio and Load Line Certificates;

(d)	evidence of the Vessel's current Certificate of Financial Responsibility issued pursuant to the United States Oil Pollution Act 1990;

(e)	the Vessel's current SMC;

(f)	the ISM Company's current DOC for the Vessel;

(g)	the Vessel's current ISSC;

(h)	the Vessel's current IAPPC;

(i)	the Vessel's current Tonnage Certificate;

in each case together with all addenda, amendments or supplements.

5.	Vessel valuations for the determination of the Vessel's Fair Market Value as at the Effective Date

Two valuations of the Vessel, one from each of Fearnleys and Clarkson, each addressed to the Agent on behalf of the Finance Parties, prepared on the basis of a charter-free sale for prompt delivery for cash at arm's length on normal commercial terms as between a willing seller and a willing buyer and dated not earlier than 30 days before the Closing Date, the average of which show a valuation of the Vessel which is satisfactory to the Lenders. The cost of the valuation prepared by Fearnleys shall be borne by the Borrower. The cost of the valuation prepared by Clarksons shall be borne by the Agent.

6.	Evidence of Borrower' s title to the Vessel and registration of DHT Tiger Mortgage

A transcript of register of the Vessel to evidence that on the Effective Date (i) the Vessel is registered under Hong Kong flag in the ownership of the Borrower and (ii) the DHT Tiger Mortgage over the Vessel continues to be registered against the Vessel with first priority and (iii) the Additional Mortgage over the Vessel is registered against the Vessel with second priority.

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7.	Evidence of insurance

Evidence that the Vessel is insured in the manner required by the relevant Security Documents and that letters of undertaking will be issued in the manner required by the relevant Security Documents, together with the written approval of the Insurances by an insurance adviser appointed by the Agent at the cost and expense of the Borrower if required by the Agent.

8.	Confirmation of class

A Certificate of Confirmation of Class for hull and machinery confirming that the Vessel is classed with the highest class applicable to vessels of her type with Lloyd's Register, AB or such other classification society as may be acceptable to the Agent.

9.	Finance Documents

Each of the following Finance Documents duly executed by all the relevant parties thereto, together with any and all notices, acknowledgments or other ancillary documentation required thereby:

(a)	this Agreement;

(b)	the New Master Agreement;

(c)	each New Security Document;

(d)	the Fee Letter setting out the fees to be paid to the Agent and the Security Agent;

(e)	any other Finance Document reasonably requested by the Agent.

10.	Fees

Evidence that the fees, costs and expenses set out in Clause 10 (Fees) then due have been paid.

11.	Other Documents

(a)
A copy of any other authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by this Agreement or any Finance Document or for the validity and enforceability of any Finance Document.

12.	Legal opinions

A legal opinion of the following legal advisers to the Agent:

(i)	Schjodt LLP as to English law;

(ii)	Poles, Tublin Stratakis & Gonzalez, LLP as to Marshall Islands law;

(iii)	Holman Fenwick Willan LLP as to French law;

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(iv)	Holman Fenwick Willan LLP as to Hong Kong law;

Any such other favourable legal opinions in form and substance satisfactory to the Agent as the Agent may require

PART II

CONDITIONS SUBSEQUENT

13.	Hong Kong Companies Ordinance registrations

Evidence that the prescribed particulars of the New Security Documents (to the extent required) have been delivered to the Registrar of Companies of Hong Kong within the statutory time limit being one month after the date of the relevant New Security Document.

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SCHEDULE 2 EFFECTIVE DATE NOTICE

From:	Crédit Agricole Corporate and Investment Bank as Agent

To:	DHT Tiger Limited

Dated:

Dear Sirs

Amendment   and Restatement Agreement dated [          ] 2022 (the "ARA") in respect of the $37,500,000 amended and restated facility agreement with DHT Tiger Limited as borrower (the "ARFA")

We refer to the ARA.

Terms defined in the ARA and the ARFA have the same meanings when used in this Notice.

1.	Occurrence of Effective Date

With effect on the date of this Notice, in our capacity as Agent for and on behalf of the Lenders, we hereby confirm the occurrence of the Effective Date.

Accordingly, this is the Effective Date Notice (the "Notice") referred to in clause 3.3 of the ARA.

2.	First Interest Period

For the purposes of clause 8.1 (c) and (e) of the ARFA, we confirm that the first Interest Period in respect of the Loan shall run from the date of this Notice for a period of three months.

This Notice and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with its subject matter or formation shall be governed by and construed in accordance with the law of England and Wales.

Yours faithfully.

Duly authorised
For and on behalf of
CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK

Acknowledged and agreed

Duly authorised
For and on behalf of
DHT TIGER LIMITED

Confidential

SCHEDULE 3
AMENDED AND RESTATED FACILITY AGREEMENT

Confidential

Execution version

$ 37,500,000
SECURED LOAN AGREEMENT
RELATING TO
MV "DHT TIGER"

29 November 2022

between	DHT Tiger Limited (as Borrower)

DHT Holdings, Inc. (as Guarantor)

The Financial Institutions listed in Schedule 1 (as Original Lenders)

Crédit Agricole Corporate and Investment Bank (as Agent)

Crédit Agricole Corporate and Investment Bank (as Swap Provider)

Crédit Agricole Corporate and Investment Bank (as Security Agent)

TABLE OF CONTENTS

SECTION 1	INTERPRETATION	5

1.	DEFINITIONS AND INTERPRETATION	5

SECTION 2	THE LOAN	27

2.	THE LOAN	27

3.	PURPOSE	28

SECTION 3	LOAN UTILISATION	28

4.	ADVANCE	28

SECTION 4	REPAYMENT, PREPAYMENT AND CANCELLATION	30

5.	REPAYMENT	30

6.	ILLEGALITY, PREPAYMENT AND CANCELLATION	30

SECTION 5	COSTS OF UTILISATION	32

7.	INTEREST	32

8.	INTEREST PERIODS	34

9.	CHANGES TO THE CALCULATION OF INTEREST	35

10.	FEES	37

SECTION 6	ADDITIONAL PAYMENT OBLIGATIONS	37

11.	TAX GROSS UP AND INDEMNITIES	37

12.	INCREASED COSTS	41

13.	OTHER INDEMNITIES	43

14.	MITIGATION BY THE LENDERS	45

15.	COSTS AND EXPENSES	45

SECTION 7	SECURITY AND APPLICATION OF MONEYS	47

16.	SECURITY DOCUMENTS AND APPLICATION OF MONEYS	47

17.	GUARANTEE AND INDEMNITY	51

SECTION 8	REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT	55

18.	REPRESENTATIONS	55

19.	INFORMATION UNDERTAKINGS	60

20.	FINANCIAL COVENANTS	63

21.	GENERAL UNDERTAKINGS	64

22.	EVENTS OF DEFAULT	70

SECTION 9	CHANGES TO PARTIES	76

23.	CHANGES TO THE LENDERS	76

24.	NO CHANGES TO THE SECURITY PARTIES	81

SECTION 10	THE FINANCE PARTIES	81

25.	ROLE OF THE AGENT AND THE SECURITY AGENT	81

26.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES	91

27.	SHARING AMONG THE FINANCE PARTIES	91

SECTION 11	ADMINISTRATION	93

28.	PAYMENT MECHANICS	93

29.	SET-OFF	96

30.	NOTICES	97

31.	CALCULATIONS AND CERTIFICATES	99

32.	PARTIAL INVALIDITY	99

33.	REMEDIES AND WAIVERS	99

34.	AMENDMENTS AND WAIVERS	99

35.	CONFIDENTIALITY	104

36.	COUNTERPARTS	107

37.	NO RIGHTS AS SURETY	107

38.	BAIL-IN	107

SECTION 12	GOVERNING LAW AND ENFORCEMENT	109

39.	GOVERNING LAW	109

40.	ENFORCEMENT	109

Schedule 1 THE ORIGINAL LENDERS		111

Schedule 2 FORM OF DRAWDOWN REQUEST

Schedule 3 FORM OF TRANSFER CERTIFICATE		113

Schedule 4 FORM OF COMPLIANCE CERTIFICATE		115

LOAN AGREEMENT

Dated	29 November 2022

Between:

(1)
DHT Tiger Limited, a company incorporated under the law of the Marshall Islands with limited liability and with registered address at Trust Company, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960, and registered as a non-Hong Kong company under Companies Ordinance (Cap.622 of the laws of Hong Kong) having a place of business at 27th Floor, Alexandra House, 18 Chater Road, Central, Hong Kong (the "Borrower"); and

(2)
DHT Holdings, Inc., a company incorporated under the law of Marshall Islands, with registered address at Trust Company, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the "Guarantor"); and

(3)	The Financial Institutions listed in Schedule 1 (The Original Lenders), each acting through its Facility Office (together the "Original Lenders" and each an "Original Lender"); and

(4)
Crédit Agricole Corporate and Investment Bank, a French "société anonyme" having a share capital of EUR7,851,636,342, acting as agent through its registered office at 12, place des Etats-Unis, CS 70052, 92547 Montrouge Cedex, France and registered under the number siren 304187701 at the Registre du Commerce et des Sociétés of Nanterre, France (in that capacity, the "Agent"); and

(5)
Crédit Agricole Corporate and Investment Bank, a French "société anonyme" having a share capital of EUR7,851,636,342, acting as swap provider through its registered office at 12, place des Etats-Unis, CS 70052, 92547 Montrouge Cedex, France and registered under the number siren 304187701 at the Registre du Commerce et des Sociétés of Nanterre, France (in that capacity, the "Swap Provider"); and

(6)
Crédit Agricole Corporate and Investment Bank, a French "société anonyme" having a share capital of EUR7,851,636,342, acting as security agent through its registered office at 12, place des Etats-Unis, CS 70052, 92547 Montrouge Cedex, France and registered under the number siren 304187701 at the Registre du Commerce et des Sociétés of Nanterre, France (in that capacity, the "Security Agent").

Preliminary

(A)	The Borrower is the registered owner of the Vessel which is registered under Hong Kong flag.

(B)
In order to refinance certain Existing Indebtedness of the Borrower in respect of the Vessel and to finance the general corporate and working capital purposes of the Guarantor, each of the Original Lenders has agreed to advance to the Borrower its Commitment (aggregating, with all the other Commitments, up to the lesser of (i) $37,500,000 and (ii) 50% of the Fair Market Value of the Vessel) on the terms and conditions as set out in this Agreement and the 2022 Amending and Restating Agreement.

It is agreed as follows:

SECTION 1	INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

"2022 Amending and Restating Agreement" means the amending and restating agreement relating to this Agreement dated        29 November 2022 and made between the Borrower, the Guarantor, the Agent, the Swap Bank, the Lenders and the Security Agent.

"Acceptable Bank" means a bank or financial institution which has a rating for its long-term unsecured and non-credit-enhanced debt obligations of BBB or higher by Standard & Poor's Rating Services or Fitch Ratings Ltd or Baa or higher by Moody's Investors Service Limited or a comparable rating from an internationally recognised credit rating agency.

"Acceptable Charter" means, in respect of the Vessel, any time charter having a duration of 24 months or more which is acceptable to and has been approved by the Agent in writing (such approval not to be unreasonably withheld).

"Account Holder" means Crédit Agricole Corporate and Investment Bank acting through its branch at 12, place des Etats-Unis, CS 70052, 92547 Montrouge Cedex, France or any other bank or financial institution which at any time, with the Security Agent's prior written consent (such consent not to be unreasonably withheld), holds the Earnings Account and/or the Retention Account.

"Accounts" means the Earnings Account and the Retention Account.

"Account Security Deeds" means the account security deeds referred to in Clause 16.1(a)(f)16.1 (Security Documents).

"Additional Advance" means an amount in respect of the Loan equal to (i) the Maximum Loan Amount less (ii) the Existing Indebtedness, calculated as at the Effective Date.

"Administration" has the meaning given to it in paragraph 1.1.3 of the ISM Code.

"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

"Annex VI" means Annex VI (Regulations for the Prevention of Air Pollution from Ships) to the International Convention for the Prevention of Pollution from Ships 1973 (as modified in 1978 and 1997 and as as subsequently amended from time to time).

"Approved Shipbrokers" means (i) Clarkson, Braemar, Poten and Partners, Arrow Valuations, Fearnleys and Simpson, Spence and Young.

"Assignments" means all the forms of assignment referred to in Clause 16.1 (d). (Security Documents).

"Assignment Agreement" means an agreement in a form •agreed between the relevant assignor and assignee.

"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

"Authorised Officers" means (i) in the case of the Guarantor, any one director, either of the Co-Chief Executive Officers or the Chief Financial Officer of the Guarantor and (ii) in the case of the Borrower, any one director of the Borrower or one of the Guarantor's Authorised Officers.

"Availability Period" means, in respect of the Additional Advance, the period from and including the Effective Date (pursuant to the 2022 Amending and Restating Agreement) to and including the date which is 15 days after the Closing Date (as defined in the 2022 Amending and Restating Agreement).

"Balloon Amount" means the balance of the Maximum Loan Amount which is outstanding on the Termination Date.

"Break Costs" means the amount (if any) by which:

(a)
the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan or an Unpaid Sum to the last day of the current Interest Period in respect of the Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)
the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in London, New York, Oslo and Paris.

"Cash" means:

(a)	cash in hand legally and beneficially owned by the Guarantor on a consolidated basis; and

(b)
cash deposits legally and beneficially owned by the Guarantor on a consolidated basis and which are deposited with (i) the Agent (ii) any other deposit taking institution having a rating of at least A from Standard & Poor's Rating Services or the equivalent with any other principal credit rating agency in the United States of America or Europe or (iii) any other bank or financial institution approved by the Agent, which in each case:

(i)	is free from any Encumbrance, other than pursuant to the Security Documents;

(ii)	is otherwise at the free and unrestricted disposal of the Guarantor on a consolidated basis; and

in the case of cash in hand or cash deposits held by the Guarantor on a consolidated basis, is (in the opinion of the Agent, upon such documents and evidence as the Agent may require the Borrower to provide in order to form the basis of such opinion) capable or, upon the occurrence of an Event of Default under this Agreement, would become capable of being paid without restriction to a Security Party within three (3) Business Days of its request or demand therefore either by way of a dividend or by way of a granting or repayment of an intra-group loan.

"Cash Equivalents" means:

(a)
any investments in marketable debt obligations issued or guaranteed by (i) a government or (ii) an instrumentality or agency of a government and in respect of (i) and (ii) having a short-term credit rating of either A-1 or higher by Standard & Poor's Rating Services or the equivalent with any other principal credit rating agency in the United States of America or Europe, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(b)	commercial paper (debt obligations) not convertible or exchangeable to any other security;

(i)	for which a recognised trading market exists;

(ii)	which is issued by an issuer incorporated in the United States of America, the United Kingdom or Norway;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)
which has a short-term credit rating of at least A-1 or higher by Standard & Poor's Rating Services or the equivalent with any other principal credit rating agency in the United States of America or Europe;

(c)	any investment in money market funds which:

(i)	have a short-term credit rating of either A-1 or higher by Standard & Poor's Rating Services or the equivalent with any other principal credit rating agency in the United States of America or Europe;

(ii)	invest substantially all their assets in securities of the types described in paragraphs (a) to (b) above; and

(iii)	can be turned into Cash on not more than 5 Business Days' notice; or

(d)	any other debt security approved by the Agent (acting on the instruction of the Majority Lenders),

in each case, to which the Guarantor on a consolidated basis is beneficially entitled at that time and which is not issued or guaranteed by the Guarantor on a consolidated basis or subject to any Encumbrance and in the case of Cash Equivalents held by the Guarantor on a consolidated basis, is (in the opinion of the Agent, upon such documents and evidence as the Agent may require the Borrower to provide in order to form the basis of such opinion) capable or, upon the occurrence of an Event of Default under this Agreement, would become capable of being converted into cash and paid without restriction to a Security Party within 10 Business Days of its request or demand therefore, either by way of a dividend or by way of a granting or repayment of an intra-group loan.

"Central Bank Rate" means:

(a)	The short-term interest rate target set by the US Federal Open Market Committee as published by the Federal Reserve Bank of New York from time to time; or

(b)	if that target is not a single figure, the arithmetic mean of:

(i)	the upper bound of the short-term interest rate target range set by the US Federal Open Market Committee and published by the Federal Reserve Bank of New York; and

(ii)	the lower bound of that target range.

"Central Bank Rate Adjustment" means, in relation to any US Government Securities Banking Day, the 20 per cent. trimmed arithmetic mean of the difference (expressed as a percentage rate per annum) calculated by the Agent (or by any other Finance Party which agrees to do so in place of the Agent) for the five most immediately preceding consecutive US Government Securities Banking Day for which the Term SOFR for the relevant length of Interest Period was available, between:

(A)	the SOFR for such US Government Securities Banking Days; and

(b)	the Central Bank Rate prevailing at close of business on such US Government Securities Banking Days.

"Charged Property" means all of the assets of the Security Parties which from time to time are, or are expressed to be, the subject of the Security Documents.

"Charter" means, in respect of the Vessel, an Acceptable Charter and any other time charter having a duration of 24 months or more which is entered into in respect of the Vessel.

"Code" means the US Internal Revenue Code of 1986.

"Commercial Manager" means DHT Management AS, a company incorporated under the laws of Norway with its registered office at Haakon VII's gate 1, 0161 Oslo, Norway and DHT Ship Management (Singapore) Pte. Ltd, a company incorporated under the laws of Singapore with its registered office at 163 Tras Street#03-01 Lian Huat Building, Singapore or any of that other Subsidiary of the Guarantor.

"Commitment" means:

(a)
in relation to an Original Lender, the amount set opposite its name under the heading "Commitment" in Schedule 1 (The Original Lenders) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

"Compliance Certificate" means a certificate substantially in the form set out in Schedule 4 (Form of Compliance Certificate).

"Confidential Information" means all information relating to any Security Party, any other member of the Group, the Finance Documents or the Loan of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Loan from either:

(a)	any Security Party , any other member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any Security Party, any other member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 35 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by any Security Party ,any other member of the Group or any of its advisers; or

(iii)
is known by that Finance Party before the date the information is disclosed to it in accordance with (a) or (b) or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with any Security Party or any other member of the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

"Confidentiality Undertaking" means a confidentiality undertaking substantially in a recommended form of the Loan Market Association at the relevant time.

"Confirmation" means a Confirmation exchanged or deemed to be exchanged between the Swap Provider and the Borrower as contemplated by the Master Agreement.

"Credit Support Document" means any document described as such in the Master Agreement and any other document referred to in any such document which has the effect of creating security in favour of any of the Finance Parties.

"Credit Support Provider" means any person (other than the Borrower) described as such in the Master Agreement.

"Current Assets" means the aggregate of all cash, inventory, work in progress, trade and other receivables including prepayments in relation to operating items and sundry debtors expected to be realised within twelve months from the date of computation in accordance with the latest published audited consolidated balance sheet or the latest published interim consolidated balance sheet of the Guarantor as delivered pursuant to Clause 19.1 (Financial statements), but excluding amounts in respect of:

(i)	receivables in relation to Tax;

(ii)	exceptional items and other non-operating items; and

(iii)	insurance claims.

"Current Liabilities" means the aggregate of all liabilities (including trade creditors, accruals and provisions) expected to be settled within twelve months from the date of computation in accordance with the latest published audited consolidated balance sheet or the latest published interim consolidated balance sheet of the Guarantor as delivered pursuant to Clause 19.1  (Financial statements), however excluding the current portion of long term debt maturing 6 Months or more after the date of computation as well as excluding any balloon instalments under any financing arrangement.

"Deeds of Covenants" means the deeds of covenants referred to in Clause 16.1(c) (Security Documents).

"Default" means an Event of Default or any event or circumstance which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

"Defaulting Lender" means any Lender:

(a)
which has failed to make its participation in the Loan available (or has notified the Agent or the Borrower (which has notified the Agent) that it will not make its participation in the Loan available) by the Effective Date; or

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of (a):

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within five Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

"Delegate" means any delegate, agent, attorney or co-trustee appointed by the Security Agent.

"Disruption Event" means either or both of:

(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Loan (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

"DOC" means, in relation to the ISM Company, a valid Document of Compliance issued for the ISM Company by the Administration under paragraph 13.2 of the ISM Code.

"Drawdown Date" means the date on which the Additional Advance is advanced under Clause 4 (Additional Advance).

"Drawdown Request" means a notice substantially in the form set out in Schedule 2 (Drawdown Request).

"Earnings" means all hires, freights, pool income and other sums payable to or for the account of the Borrower in respect of the Vessel including (without limitation) all remuneration for salvage and towage services, demurrage and detention moneys, contributions in general average, compensation in respect of any requisition for hire, and damages and other payments (whether awarded by any court or arbitral tribunal or by agreement or otherwise) for breach, termination or variation of any contract for the operation, employment or use of the Vessel, including without limitation, any Charter.

"Earnings Account" means the bank account held in the name of the Borrower with the Account Holder and designated "DHT TIGER - Earnings Account".

"Effective Date" has the meaning given to such term in the 2022 Amending and Restating Agreement.

"Effective Date Notice" means the notice in the form attached at Schedule 2 to the 2022 Amending and Restating Agreement.

"Encumbrance" means a mortgage, charge, assignment, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

"Environmental Approval" means any present or future permit, ruling, variance or other Authorisation required under Environmental Laws.

"Environmental Claim" means any claim, proceeding, formal notice or investigation by any governmental, judicial or regulatory authority or any other person which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law and, for this purpose, "claim" includes a claim for damages, compensation, contribution, injury, fines, losses and penalties or any other payment of any kind, including in relation to clean-up and removal, whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset.

"Environmental Incident" means:

(a)
any release, emission, spill or discharge into the Vessel or into or upon the air, sea, land or soils (including the seabed) or surface water of Environmentally Sensitive Material within or from the Vessel; or

(b)
any incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, sea, land or soils (including the seabed) or surface water from a vessel other than the Vessel and which involves a collision between the Vessel and such other vessel or some other incident of navigation or operation, in either case, in connection with which the Vessel is actually or potentially liable to be arrested, attached, detained or injuncted and/or the Vessel and/or any Security Party and/or any operator or manager of the Vessel is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)
any other incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, sea, land or soils (including the seabed) or surface water otherwise than from the Vessel and in connection with which the Vessel is actually or potentially liable to be arrested and/or where any Security Party and/or any operator or manager of the Vessel is at fault or allegedly at fault or otherwise liable to any legal or administrative action, other than in accordance with an Environmental Approval.

"Environmental Law" means any present or future law or regulation relating to pollution or protection of human health or the environment, to conditions in the workplace, to the carriage, generation, handling, storage, use, release or spillage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material.

"Environmentally Sensitive Material" means and includes all contaminants, oil, oil products, toxic substances and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous.

"Equity Ratio" means the ratio, expressed as a percentage, of Value Adjusted Tangible Net Worth to Value Adjusted Total Assets.

"Event of Default" means any event or circumstance specified as such in Clause 22 (Events of Default).

"Excess Values" means the positive or negative (as the case may be) difference between:

(i)
the Fair Market Value (in respect of the Vessel) or the market value as established in accordance with the procedure described in the definition of "Fair Market Value" (in respect of other vessels); and

(ii)	the book value of the Vessel.

"Existing Indebtedness" means all amounts outstanding and owing to the Existing Lender as at the Effective Date under an originally USD90 million loan agreement dated 22 June 2015 (as amended from time to time), made between, inter alia, the Borrower and the Existing Lender, (being, as at the Effective Date, USD33,109,027.88 plus interest thereon).

"Existing Lender" means Crédit Agricole Corporate and Investment Bank.

"Facility Office" means (i) in respect of a Lender listed in Schedule 1, the address indicated by the name of that Lender in Schedule 1 and (ii) in all other cases, the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.

"Facility Period" means the period beginning on the Effective Date and ending on the date when the whole of the Indebtedness has been paid in full and the Security Parties have ceased to be under any further actual or contingent liability to the Finance Parties under or in connection with the Finance Documents.

"Fair Market Value" means the value of the Vessel conclusively determined by one, or, if so requested by the Agent, two Approved Shipbrokers appointed by the Borrower (or, if two such valuations are requested, one appointed by the Borrower and one appointed by the Agent) on the basis of a charter-free sale for prompt delivery for cash at arm's length on normal commercial terms as between a willing seller and a willing buyer and evidenced by a valuation of the Vessel from each such Approved Shipbroker addressed to the Agent certifying a value for the Vessel. In the event that two valuations are requested by the Agent the value for the Vessel shall be the average of the two valuations so obtained.

"FATCA" means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)
any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in (a); or

(c)
any agreement pursuant to the implementation of any treaty, law or regulation referred to in (a) or (b) with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

"FATCA Application Date" means:

(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)
in relation to a "withholdable payment" described in section 1473(1)(A)(ii) of the Code (which relates to "gross proceeds" from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or

(c)	in relation to a "passthru payment" described in section 147l(d)(7) of the Code not falling within (a) or (b), 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the Effective Date.

"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.

"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.

"Fee Letter" means any letter or letters dated on or about the Effective Date between the Agent and the Borrower setting out any of the fees referred to in Clause 10 (Fees).

"Finance Documents" means this Agreement, the Master Agreement, the Security Documents, the Fee Letter and any other document designated as such by the Agent and the Borrower and "Finance Document" means any one of them.

"Finance Parties" means the Agent, the Security Agent, the Swap Provider and the Lenders and "Finance Party" means any one of them.

"Financial Indebtedness" means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, nates, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would in accordance with GAAP be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)
any amount raised under any other transaction (including any forward sale of purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(g)
any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in (a) to (h).

"Funding Rate" means any individual rate notified by a Lender to the Agent pursuant to paragraph (a)(ii) of Clause 9.4 (Cost of Funds).

"GAAP" means generally accepted accounting principles including IFRS.

"Group" means the Guarantor and each of the Subsidiaries for the time being.

"Guarantee" means the guarantee and indemnity of the Guarantor contained in Clause 17 (Guarantee and Indemnity) and referred to in Clause 16.1(a) (Security Documents).

"Holding Company" means, in relation to a person, any other person in respect of which it is a Subsidiary.

"IAPPC" means a valid international air pollution prevention certificate for the Vessel issued under Annex VI.

"IFRS" means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

"Indebtedness" means the aggregate from time to time of the amount of the Loan outstanding, all accrued and unpaid interest on the Loan and all other present and future obligations and liabilities, (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Obligor to any Secured Party under or in connection with the Loan Agreement, the Master Agreement and under all or any of the Finance Documents.

"Insolvency Event" in relation to an entity means that the entity:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)
institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)
has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in (d) and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 60 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)
seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in (d));

(h)
has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in (a) to (h); or

takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

"Insurances" means all policies and contracts of insurance (including all entries in protection and indemnity or war risks associations) which are from time to time taken out or entered into in respect of or in connection with the Vessel or her increased value or her Earnings and (where the context permits) all benefits under such contracts and policies, including all claims of any nature and returns of premium.

"Interest Payment Date" means each date for the payment of interest in accordance with Clause 7.2 (Payment of interest).

"Interest Period" means each period determined in accordance with Clause 8 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 7.3 (Default interest).

"Interpolated Term SOFR" means, in relation to the Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:

(a)	either:

(i)	the applicable Term SOFR (as of the Quotation Day) for the longest period (for which Term SOFR is available) which is less than the Interest Period of the Loan; or

(ii)	if no such Term SOFR is available for a period which is less than the Interest Period of the Loan, SOFR for the day which is two US Government Securities Business Days before the Quotation Day; and

(b)	the applicable Term SOFR (as of the Quotation Day) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of the Loan.

"ISM Code" means the International Management Code for the Safe Operation of Ships and for Pollution Prevention.

"ISM Company" means, at any given time, the company responsible for the Vessel's compliance with the ISM Code under paragraph 1.1.2 of the ISM Code.

"ISPS Code" means the International Ship and Port Facility Security Code.

"ISSC" means a valid international ship security certificate for the Vessel issued under the ISPS Code.

"Legal Opinion" means any legal opinion delivered to the Agent under Schedule 1 of the 2022 Amending and Restating Agreement (Conditions Precedent).

"Legal Reservations" means:

(a)
the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)
the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim; and

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

any other matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions.

"Lender" means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with Clause 23 (Changes to the Lenders),

which in each case has not ceased to be a Lender in accordance with the terms of this Agreement.

"Limitation Acts" means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

"Loan" means the aggregate amount of the Loans advanced by the Lenders to the Borrower under Clause 2 (The Loan) or, where the context permits, the principal amount of the Loans advanced and for the time being outstanding.

"Majority Lenders" means a Lender or Lenders whose Commitments aggregate more than 662/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 662/3% of the Total Commitments immediately prior to the reduction).

"Management Agreements" means:

(a)
the master services agreement for the administrative and commercial management of the Vessel dated 1 January 2020 (as supplemented by addendum no. 1 thereto dated 21 December 2020) between, among others, the Guarantor, the Borrower and DHT Management SAM; and

(b)	the administrative and commercial services agreement dated 1 November 2019 between DHT Management SAM and DHT Management AS; and

(c)	the ship management agreement dated 16 September 2015 for the technical management of the Vessel between the Borrower and the Technical Manager.

"Managers" means:

(a)	in relation to the commercial management of the Vessel, the Commercial Manager; and

(b)	in relation to the technical management of the Vessel, the Technical Manager,

or, in either case, such other commercial and/or technical managers of the Vessel nominated by the Borrower as the Agent may approve (such approval not to be unreasonably withheld where any such other managers have agreed to enter into subordination undertakings in favour of the Security Agent).

"Managers' Undertakings" means the written undertakings of the Managers whereby, throughout the Facility Period unless otherwise agreed by the Agent:

(a)	they will remain the commercial or technical managers of the Vessel (as the case may be); and

(b)
they will not, without the prior written consent of the Agent (such consent not to be unreasonably withheld), subcontract or delegate the commercial or technical management of the Vessel (as the case may be) to any third party

(c)	the interests of the Managers in the Insurances will be assigned to the Security Agent with first priority; and

(d)
(following the occurrence of an Event of Default which is continuing) all claims of the Managers against the Borrower shall be subordinated to the claims of the Finance Parties under the Finance Documents.

"Margin" means two point zero five per cent (2.05%) per annum.

"Market Disruption Rate" means the Reference Rate.

"Master Agreement" means the New Master Agreement (as defined in the 2022 Amending and Restating Agreement) (or any other form of master agreement relating to interest or currency exchange transactions) entered into between the Swap Provider and the Borrower during the Facility Period, including each Schedule to any Master Agreement and each Confirmation exchanged under any Master Agreement.

"Master Agreement Proceeds" means any and all sums due and payable to the Borrower or any of them under the Master Agreement following an Early Termination Date (subject always to all rights of netting and set-off contained in the Master Agreement) and all rights to require and enforce the payment of those sums.

"Master Agreement Proceeds Charge" means the deed of charge referred to in Clause 16.1(g) (Security Documents).

"Material Adverse Effect" means in the reasonable opinion of the Majority Lenders a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) or prospects of any Security Party; or

(b)	the ability of any Security Party to perform its obligations under any Finance Document; or

(c)
the validity or enforceability of, or the effectiveness or ranking of any Encumbrance granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

"Maximum Loan Amount" means an amount equal to whichever is the lesser of (i) USD37,500,000 and (ii) 50% of the Fair Market Value of the Vessel as at the Effective Date (as determined in accordance with Schedule 1 para 5 of the 2022 Amending and Restating Agreement).

"Mortgages" means the first and second preferred and/or priority statutory mortgages referred to in Clause 16.1(c) (Security Documents) together where applicable with the Deeds of Covenants and "Mortgage" means any one of them.

"New Lender" has the meaning given to that term in Clause 23.1 (Assignments and transfers by the Lenders).

"New Security Document" has the meaning given to that term in the 2022 Amending and Restating Agreement.

"Original Financial Statements" means the audited consolidated financial statements of the Guarantor for the financial year ended 2021.

"Party" means a party to this Agreement.

"Permitted Encumbrance" means:

(a)	any Encumbrance which has the prior written approval of the Agent;

(b)	any Encumbrance arising by operation of law and in the ordinary course of trading and not as a result of any default or omission by a Security Party;

(c)	any liens for current crews' wages and salvage and liens incurred in the ordinary course of trading the Vessel up to an aggregate amount at any time not exceeding $1,000,000.

"Poseidon Principles" means the financial industry framework for assessing and disclosing the climate alignment of ship finance portfolios published in June 2019 as the same may be amended or replaced (to reflect changes in applicable law or regulation or the introduction of or changes to mandatory requirements of the International Maritime Organization) from time to time.

"Prohibited Person" means any person that  (a) is, or is, directly or indirectly, owned or controlled (as such terms are defined by the relevant Sanctions Authority) by, or acting on behalf of, one or more persons or entities on any list of designated or restricted persons or entities maintained by a Sanctions Authority; (b) is resident in or incorporated under the laws of a Sanctioned Country; or (c) is otherwise the target or subject of Sanctions.

"Quotation Day" means, in relation to any period for which an interest rate is to be determined, two US Government Securities Business Days before the first day of that period (unless market practice differs in the relevant syndicated loan market, in which case the Quotation Day will be determined by the Agent in accordance with that market practice (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days)).

"Receiver" means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

"Reference Rate" means, in relation to the Loan:

(a)	the applicable Term SOFR as of the Quotation Day and for a period equal in length to the Interest Period of the Loan; or

(b)	as otherwise determined pursuant to Clause 9.1 (Absence of Quotations),

and if, in either case, that rate is less than zero, the Reference Rate shall be deemed to be zero.

"Related Fund" in relation to a fund (the "first fund"), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

"Relevant Documents" means the Finance Documents, any Charters, the Management Agreements and each Security Party's constitutional documents.

"Relevant Jurisdiction" means, in relation to a Security Party:

(a)	its Original Jurisdiction;

(b)	any jurisdiction where any asset subject to or intended to be subject to a Security Document to be executed by it is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.

"Relevant Percentage" means  one hundred and thirty five per cent (135%).

"Repayment Date" means the date for payment of any Repayment Instalment in accordance with Clause 5 (Repayment).

"Repayment Instalment" means any instalment of the Loan to be repaid by the Borrower under Clause 5 (Repayment).

"Repeating Representations" means each of the representations set out in Clause 18.1.1 (Status) to Clause 18.1.6 (Governing law and enforcement), Clause 18.1.10 (No default) to Clause 18.1.19 (Pari passu ranking) and Clauses 18.1.24 (Money Laundering) and 18.1.25 (Sanctions).

"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

"Requisition Compensation" means all compensation or other money which may from time to time be payable to the Borrower as a result of the Vessel being requisitioned for title or in any other way compulsorily acquired (other than by way of requisition for hire).

"Retention Account" means the bank account held in the name of the Borrower with the Account Holder and designated "DHT TIGER - Retention Account".

"Sanctions " means any economic, financial or trade sanctions laws, regulations, embargoes or other restrictive measures adopted, administered, enacted or enforced by: (a) the United States of America; (b) the United Nations; (c) the European Union (or any of its member states); (d) the United Kingdom; or (e) the respective institutions and agencies of any of the foregoing including the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), the United States Department of State, the United States Department of Commerce, the French Treasury and His Majesty’s Treasury (each a “Sanctions Authority”)

“Sanctioned Country” means any country or territory which is, or whose government is, the target of country wide or territory wide Sanctions.

"Secured Parties" means each Finance Party from time to time party to this Agreement and any Receiver or Delegate.

"Security Cover Ratio"  means x 100% where:

A = the Fair Market Value of the Vessel; and

B = the amount of the Loan then outstanding and the amount certified by the Swap Provider to be the amount which would be payable by the Borrower to the Swap Provider under the Master Agreement if an Early Termination Date were to occur at that time.

"Security Documents" means the Guarantee, the Share Pledges, the Mortgages, the Assignments, the Account Security Deed, the Master Agreement Proceeds Charge, the Managers' Undertakings, each New Security Document and any other Credit Support Documents or (where the context permits) any one or more of them, and any other agreement or document which may at any time be executed by any person as security for the payment of all or any part of the Indebtedness and "Security Document" means any one of them.

"Security Parties" means the Borrower, the Guarantor, the Managers, any other Credit Support Provider, and any other person who may at any time during the Facility Period be liable for, or provide security for, all or any part of the Indebtedness, and "Security Party" means any one of them.

"Share Pledges" means the charge of the issued share capital of the Borrower referred to in Clause 16.1(b) (Security Documents).

"SMC" means a valid safety management certificate issued for the Vessel by or on behalf of the Administration under paragraph 13.7 of the ISM Code.

"SOFR" means the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published (before any correction, recalculation or republication by the administrator) by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

"Statement of Compliance" means a statement of compliance related to fuel oil consumption pursuant to regulations 6.6 and 6.7 of Annex VI.

"Subsidiary" means a subsidiary within the meaning of section 1159 of the Companies Act 2006.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Technical Manager" means Goodwood Ship Management Pte. Ltd., a company incorporated under the laws of Singapore with its registered office at 20 Science Park Road, #02-34/36 Tele Tech ParkSingapore 117674 or any Subsidiary of the Guarantor.

"Term SOFR" means the term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published (before any correction, recalculation or republication by the administrator) by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate).

"Termination Date" means the earlier to occur of (i) the date falling seventy-two (72) months after the Effective Date and (ii) 16 December 2028.

"Total Commitments" means the aggregate of the Commitments.

"Total Interest Bearing Debt" means all interest bearing debt of the Guarantor as shown in the latest published audited consolidated balance sheet or the latest published interim consolidated balance sheet of the Guarantor as delivered pursuant to Clause 19.1 (Financial statements).

"Total Loss" means:

(a)	an actual, constructive, arranged, agreed or compromised total loss of the Vessel; or

(b)	the requisition for title or compulsory acquisition of the Vessel by any government or other competent authority (other than by way of requisition for hire); or

(c)
the capture, seizure, arrest, detention, hijacking, theft, condemnation as prize, confiscation or forfeiture of the Vessel (not falling within (b)), unless the Vessel is released and returned to the possession of the Borrower within six months after the capture, seizure, arrest, detention, hijacking, theft, condemnation as prize, confiscation or forfeiture in question.

"Total Loss Date" means:

(a)	in the case of an actual Total Loss of the Vessel, the date on which it occurred or, if that is unknown, the date when the Vessel was last heard of;

(b)
in the case of a constructive, compromised, agreed or arranged Total Loss of the Vessel, the earlier of: (i) the date on which a notice of abandonment is given to the insurers (provided a claim for total loss is admitted by such insurers) or, if such insurers do not forthwith admit such a claim, at the date at which either a Total Loss is subsequently admitted by the insurers or a Total Loss is subsequently adjudged by a competent court of law or arbitration panel to have occurred or, if earlier, the date falling six (6) months after notice of abandonment of the Vessel was given to the insurers; and (ii) the date of compromise, arrangement or agreement made by or on behalf of the Borrower with the Vessel's insurers in which the insurers agree to treat the Vessel as a Total Loss; or

(c)
in the case of any other type of Total Loss, on the date (or the most likely date) on which it appears to the Agent from the evidence available to it that the event constituting the Total Loss occurred.

"Transfer Certificate" means a certificate substantially in the form set out in Schedule 3 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

"Transfer Date" means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

"Treasury Transaction" means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

"Trust Property" means:

(a)	all benefits derived by the Security Agent from Clause 16 (Security and Application of Moneys); and

(b)	all benefits arising under (including, without limitation, all proceeds of the enforcement of) each of the Security Documents,

with the exception of any benefits arising solely for the benefit of the Security Agent.

"Unpaid Sum" means any sum due and payable but unpaid by any Security Party under the Finance Documents.

"US" means the United States of America.

"US Government Securities Business Day" means any day other than:

(a)	a Saturday or a Sunday; and

(b)
a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.

"US Tax Obligor" means:

(a)	a Security Party which is resident for tax purposes in the US; or

(b)	a Security Party same or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

"Value Adjusted Tangible Net Worth" means Value Adjusted Total Assets, less the value of all liabilities and intangible assets as determined by GAAP.

"Value Adjusted Total Assets" means the total book value of all the assets of the Guarantor as shown in the latest published audited consolidated balance sheet or the latest published interim consolidated balance sheet of the Guarantor as delivered pursuant to Clause 19.1 (Financial statements) which would, in accordance with GAAP, be classified as assets of the Guarantor, adjusted with any Excess Values.

"VAT" means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in (a), or imposed elsewhere.

"Vessel" means the 300,000 dwt VLCC named "DHT Tiger" currently registered under Hong Kong flag in the name of the Borrower and having IMO number (9733959).

"Working Capital" means, on any date, Current Assets less Current Liabilities.

1.2	Construction

Unless a contrary indication appears, any  reference in this Agreement to:

(a)
any "Lender", any "Borrower", the "Guarantor", the "Agent", the "Swap Provider", any "Secured Party", the "Security Agent", any "Finance Party" or any "Party" shall be construed so as to include its successors in title, permitted assignees and permitted transferees;

(b)	"assets" includes present and future properties, revenues and rights of every description;

(c)
a "Finance Document", a "Security Document", a "Relevant Document" or any other document is a reference to that Finance Document, Security Document, Relevant Document or other document as amended, novated, supplemented, extended or restated from time to time;

(d)	a "group of Lenders" includes all the Lenders;

(e)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(f)
a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership or other entity (whether or not having separate legal personality);

(g)
a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(h)	a provision of law is a reference to that provision as amended or re-enacted from time to time; and

(i)	a time of day (unless otherwise specified) is a reference to London time.

1.3	Headings

Section, Clause and Schedule headings are for ease of reference only.

1.4	Defined terms

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.5	Default

A Default (other than an Event of Default) is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been waived.

1.6	Currency symbols and definitions

"$", "USD" and "dollars" denote the lawful currency of the United States of America.

1.7	Third party rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the "Third Parties Act") to enforce or to enjoy the benefit of any term of this Agreement.

1.8	Offer letter

This Agreement supersedes the terms and conditions contained in any correspondence relating to the subject matter of this Agreement exchanged between any Finance Party and the Borrower or their representatives before the Effective Date.

SECTION 2	THE LOAN

2.	THE LOAN

2.1	Amount

Subject to the terms of this Agreement, the Lenders agree to make available to the Borrower a term loan comprising the Existing Indebtedness and the Additional Advance, such amounts together being in aggregate, a principal amount not exceeding the Maximum Loan Amount.

2.2	Finance Parties' rights and obligations

2.2.1
The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.2.2
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from a Security Party shall be a separate and independent debt.

2.2.3	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE

3.1	Purpose

The Borrower shall apply the Loan for the purpose referred to in Preliminary (B).

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed under this Agreement.

SECTION 3	LOAN UTILISATION

4.	ADDITIONAL ADVANCE

As at the Effective Date, except for the Additional Advance, and subject to the Agent having issued the Effective Date Notice, the Loan under this Agreement is (and shall be deemed, as at the Effective Date, to be) fully drawn by the Borrower in an amount equal to the Existing Indebtedness and is no longer available for utilisation

4.1	Delivery of a Drawdown Request

Following the Effective Date, the Borrower may request the Additional Advance to be advanced by delivery to the Agent of a duly completed Drawdown Request not more than fifteen and not fewer than two Business Days before the proposed Drawdown Date.

4.2	Completion of a Drawdown Request

A Drawdown Request is irrevocable and will not be regarded as having been duly completed unless:

4.2.1	it is signed by an authorised signatory of the Borrower;

4.2.2	the proposed Drawdown Date is a Business Day within the Availability Period; and

4.2.3	the proposed Interest Period complies with Clause 8 (Interest Periods).

4.3	Lenders' participation

4.3.1
Subject to Clauses 2 (The Loan) and  3 (Purpose) of this Agreement and clause 3 (Conditions Precedent) 0f the 2022 Amending and Restating Agreement, each Lender shall make its participation in the Additional Advance available by the Drawdown Date through its Facility Office.

4.3.2	The amount of each Lender's participation in the Additional Advance will be equal to the proportion borne by its Commitment to the Total Commitments.

4.4	Cancellation of Additional Advance

To the extent that the Additional Advance is unutilised at the end of the Availability Period, the amount of the Total Commitments shall be reduced by the amount of the Additional Advance  and such amount so reduced shall be cancelled.

SECTION 4	REPAYMENT, PREPAYMENT AND CANCELLATION

5.	REPAYMENT

5.1	Consolidation of the Additional Advance

Following the advance of the Additional Advance, on and from the Drawdown Date, repayment of  the Additional Advance shall be consolidated with the remainder of the Loan such that Repayment Dates for the Additional Advance and for the remainder of the Loan shall run concurrently.

5.2	Repayment of the Loan

The Borrower agrees to repay the Loan to the Agent for the account of the Lenders by equal consecutive quarterly instalments each in the sum of USD625,000.00 with the first such instalment falling due on the date which is three calendar months after the Effective Date and with subsequent instalments falling due at consecutive intervals of three calendar months thereafter with the final instalment and the Balloon Amount falling due on the Termination Date.

5.3	Reborrowing

The Borrower may not reborrow any part of the Loan which is repaid or prepaid.

6.	ILLEGALITY, PREPAYMENT AND CANCELLATION

6.1	Illegality

If it becomes unlawful in any jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrower in writing, the Commitment of that Lender will be immediately cancelled; and

(c)
the Borrower shall repay (i) that Lender's participation in the Loan on the last day of its current Interest Period or, if earlier, the date specified by that Lender in the notice delivered to the Agent and notified by the Agent to the Borrower (being no earlier than the last day of any applicable grace period permitted by law) and (ii) any amounts then due and payable under the Master Agreement as a result of such repayment and in this regard the Swap Provider shall close out the relevant Treasury Transaction in relation to the portion of the Loan which is repaid and advise the Borrower of the amounts so due and payable.

6.2	Voluntary prepayment of the Loan

The Borrower may prepay the whole or any part of the Loan (but, if in part, being an amount that reduces the Loan by an amount which is an integral multiple of $1,000,000 subject as follows:

(a)	they give the Agent not less than ten (10) Business Days' (or such shorter period as the Majority Lenders may agree) prior notice;

(b)
they pay to the Agent any amounts due and payable as specified in Clause 6.6 (Restrictions) and, any amounts then due and payable under the Master Agreement as a result of such voluntary prepayment and in this regard the Swap Provider shall close out the relevant Treasury Transaction in relation to the portion of the Loan which is prepaid and advise the Borrower of the amounts so due and payable; and

(c)	any prepayment under this Clause 6.2 shall be applied in prepayment of the remaining Repayment Instalments and the Balloon Amount on a pro rata basis.

6.3	Right of cancellation and prepayment in relation to a single Lender

6.3.1	If:

(a)	any sum payable to any Lender by the Borrower is required to be increased under Clause 11.2(b) (Tax gross-up); or

(b)	any Lender claims indemnification from the Borrower under Clause 11.3 (Tax indemnity) or Clause 12.1 (Increased costs),

the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment(s) of that Lender and their intention to procure the repayment of that Lender's participation in the Loan.

6.3.2	On receipt of a notice referred to in Clause 6.3.1 in relation to a Lender, the Commitment(s) of that Lender shall immediately be reduced to zero.

6.3.3
On the last day of the Interest Period in respect of the Loan which ends after the Borrower has given notice under Clause 6.3.1 in relation to a Lender (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay (i) that Lender's participation in the Loan together with all interest and other amounts accrued under the Finance Documents and (ii) any amounts then due and payable under the Master Agreement as a result of such repayment and in this regard the Swap Provider shall close out the relevant Treasury Transaction in relation to the portion of the Loan which is repaid and advise the Borrower of the amounts so due and payable.

6.4	Mandatory prepayment on sale or Total Loss

If the Vessel is sold by the Borrower or becomes a Total Loss, the Borrower shall, simultaneously with the completion of any such sale or on the earlier of the date falling 120 days after the relevant Total Loss Date and the date on which the proceeds of the Total Loss are realised, prepay the whole of the Loan then outstanding together with any amounts due and payable under the Master Agreement as a result of such mandatory prepayment and in this regard the Swap Provider will close out the relevant Treasury Transaction.

6.5	Right of cancellation in relation to a Defaulting Lender

If any Lender becomes a Defaulting Lender, the Borrower may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent 5 Business Days' notice of cancellation of the Commitment of that Lender. On that notice becoming effective, the Commitment of the Defaulting Lender shall immediately be reduced to zero. The Agent shall as soon as practicable after receipt of that notice notify all the Lenders.

6.6	Restrictions

6.6.1
Any notice of prepayment or cancellation given under this Clause 6 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant prepayment or cancellation is to be made and the amount of that prepayment or cancellation.

6.6.2
Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs and subject to Clause 6.2 (Voluntary prepayment of the Loan) and Clause 6.4 (Mandatory prepayment on sale or Total Loss), without premium or penalty.

6.6.3	The Borrower shall not repay, prepay or cancel all or any part of the Loan except at the times and in the manner expressly provided for in this Agreement.

6.6.4	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

6.6.5	If the Agent receives a notice under this Clause 6 it shall promptly forward a copy of that notice to the Borrower or the affected Lender, as appropriate.

6.7	Master Agreement

For the avoidance of doubt, where pursuant to the terms of this Agreement, a Lender’s participation in the Loan is entirely prepaid or its Commitments cancelled in full or where a Lender ceases to be a Lender including, without limitation, pursuant to Clause 6.5 (Defaulting Lender), then that Lender (including another branch of that Lender) or its Affiliate (if also a Swap Provider) may terminate its Master Agreement.

SECTION 5	COSTS OF UTILISATION

7.	INTEREST

7.1	Calculation of interest

Subject to Clause 7.5, the rate of interest on the Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	Reference Rate.

7.2	Payment of interest

The Borrower shall pay accrued interest on  the Loan on the last day of each Interest Period (and, if the Interest Period is longer than three months, on the dates falling at three monthly intervals after the first day of the Interest Period).

7.3	Default interest

7.3.1
If the Borrower fails to pay any amount payable by them under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is two per cent per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent. Any interest accruing under this Clause 7.3 shall be immediately payable by the Borrower on demand by the Agent.

7.3.2
Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

7.4	Notification of rates of interest

The Agent shall promptly notify the relevant Lenders and the Borrower in writing of the determination of a rate of interest under this Agreement.

The Agent shall promptly notify the Borrower of each Funding Rate relating to a Loan.

7.5	Fixed Rate Option

7.5.1
Notwithstanding any other provisions of this Clause 7 and subject to the terms of this Clause 7.5, the Borrower shall have the option to enter into one or more Treasury Transactions under the Master Agreement to hedge their interest rate risk in respect of all or any part of the Loan by means of a fixed floating interest rate swap. If the Borrower wishes to exercise such option they shall notify the Agent and the Swap Provider in writing not less than five (5) Business Days (or such shorter period as the Agent and the Swap Provider may agree) prior to the end of the current Interest Period applicable to the Loan of their desire to exercise such option and of the amount of the Loan which the Borrower wishes such Treasury Transaction to apply to. The Swap Provider shall enter into one or more Treasury Transactions with the Borrower pursuant to the Master Agreement to hedge the interest rate risk for the Loan or part thereof specified by the Borrower. Where the Swap Provider enters into one or more Treasury Transactions pursuant to the Master Agreement under this Clause, the terms and conditions of each Treasury Transaction will be specified in a Confirmation sent by the Swap Provider to the Borrower in relation to the Loan or part thereof that the Borrower wish the fixed rate to apply to. The Master Agreement shall be for a term ending on the Termination Date.

7.5.2	Neither the Swap Provider nor the Borrower may terminate or close out any Treasury Transaction under the Master Agreement (in whole or in part) except:

(a)	in accordance with Clauses 6.1, 6.2, 6.3, 6.4 or 6.7 above;

(b)
in the case of termination or closing out by a Swap Provider, if the Agent serves notice under Clause 22.2 (Acceleration) or, having served notice under Clause 22.2 (Acceleration), makes a demand or in case of enforcement of any Security in accordance with its terms; or

(c)	in the case of termination or closing out by a Swap Provider:

(i)	upon the occurrence of an event described in Clause 22.1.6 (Insolvency) or Clause 22.1.7 (Insolvency proceedings) of this Agreement; or

(ii)	in case of non-payment by the Borrower of any amount due and payable under the relevant Master Agreement (subject to any applicable grace period provided for under the Master Agreement).

7.5.3
If the Swap Provider or the Borrower terminates or closes out a Treasury Transaction in respect of the Master Agreement (in whole or in part) in accordance with this clause, it shall promptly notify the Agent of that termination or close out;

7.5.4
If the Swap Provider is entitled to terminate or close out any Treasury Transaction in respect of the Master Agreement under Clause 7.5.2 above, the Swap Provider shall promptly terminate or close out such transaction following a request to do so by the Security Agent;

7.5.5
The Swap Provider may only suspend making payments under a Treasury Transaction in respect of the Master Agreement if the Borrower is in breach of its payment obligations under any transaction in respect of that Master Agreement.

7.5.6
The Swap Provider consents to, and acknowledges notice of, the charging or assigning by way of security by the Borrower pursuant to the Master Agreement Proceeds Charge of its rights under the Master Agreement to which it is party in favour of the Security Agent;

7.5.7
Any such charging or assigning by way of security under any relevant Master Agreement Proceeds Charge   is without prejudice to, and after giving effect to, the operation of any set-off or payment or close-out netting in respect of any amounts owing under any Master Agreement

7.5.8	The Security Agent shall not be liable for the performance of the Borrower's obligations under a Master Agreement.

7.5.9
Save pursuant to the Master Agreement Proceeds Charge, the Borrower shall not assign any of its rights or transfer any of its rights or obligations under a Master Agreement without the consent of the Security Agent.

7.5.10
For the avoidance of any doubt and notwithstanding anything to the contrary in this Agreement, the Swap Provider is not under any obligation to enter into any Master Agreement with the Borrower and any Swap Provider may decide in its sole and absolute discretion to enter into or not enter into any Master Agreement with the Borrower.

8.	INTEREST PERIODS

8.1	Selection of Interest Periods

The Borrower may select in a written notice to the Agent the duration of an Interest Period for  the Loan subject as follows:

(a)	each notice is irrevocable and must be delivered to the Agent by the Borrower not later than 11.00 a.m. on the Quotation Day;

(b)
if the Borrower fails to give a notice in accordance with Clause 8.1(a), the relevant Interest Period will, subject to Clauses 8.2 (Interest Periods to meet Repayment Dates) and 8.3 (Non-Business Days), be three months;

(c)
subject to this Clause 8, the Borrower may select an Interest Period of (i) three months or any other period agreed between the Borrower and the Agent (acting on the instructions of all the Lenders) or (ii) less than one month if necessary to ensure that the Loan has an Interest Period ending on a Repayment Date; and

(d)	an Interest Period shall not extend beyond the Termination Date;

(e)	the first Interest Period in respect of the Loan shall start on the Effective Date and shall end on the date falling three months thereafter;

(f)
the first Interest Period in respect of the Additional Advance shall start on the Drawdown Date and shall be consolidated with, and shall end on the same date as, the current Interest Period for the remainder of the Loan and thereafter all Interest Periods shall run concurrently; and

(g)
each Interest Period (other than the first Interest Period and the first Interest Period in respect of the Additional Advance) in respect of the Loan shall start on the last day of the preceding Interest Period and end on the date which numerically corresponds to the Effective Date or the last day of the preceding Interest Period in the relevant calendar month except that, if there is no numerically corresponding date in that calendar month, the Interest Period shall end on the last Business Day in that month.

8.2	Interest Periods to meet Repayment Dates

If an Interest Period will expire after the next Repayment Date in respect of the Loan, there shall be a separate Interest Period for a part of the Loan equal to the Repayment Instalment due on that next Repayment Date and that separate Interest Period shall expire on that next Repayment Date.

8.3	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

9.	CHANGES TO THE CALCULATION OF INTEREST

9.1	Absence of quotations

(a)
Interpolated Term SOFR:  If no Term SOFR is available for the Interest Period of a Loan, the applicable Reference Rate shall be the Interpolated Term SOFR for a period equal in length to the Interest Period of that Loan.

(b)
Central Bank Rate: If no Term SOFR is available for the Interest Period of a Loan and it is not possible to calculate the Interpolated Term SOFR, the applicable Reference Rate shall be the percentage rate per annum which is the aggregate of (i) the arithmetic mean of the Central Bank Rate for the days in the Interest Period of the Loan, provided that the Central Bank Rate applicable to the day falling five (5) days prior to the last day of the relevant Interest Period shall be deemed to be the Central Bank Rate for the final five (5) days of that Interest Period and (ii) the applicable Central Bank Rate Adjustment.

9.2	Interest Calculation if no Term SOFR or Central Bank Rate

If Clause 9.1(b) applies but no Central Bank Rate is available for the purpose of calculating the Reference Rate, Clause 9.4 (Cost of funds) shall apply to the Loan for the relevant Interest Period.

9.3	Market disruption

If before close of business in London on the Quotation Day for the relevant Interest Period the Agent receives notifications from a Lender or Lenders (whose participations in the Loan exceed 50% per cent. of the Loan) that its cost of funds relating to its participation in that Loan would be in excess of the Market Disruption Rate then Clause 9.4 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

9.4	Cost of funds

(a)	If this Clause 9.4 applies, the rate of interest on each Lender's share of the Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the applicable Margin; and

(ii)
the rate notified to the Agent by that Lender as soon as practicable and in any event within 2 Business Days of the first day of that Interest Period (or, if earlier, on the date falling 2 Business Days before the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum its cost of funds relating to its participation in that Loan.

(b)
If this Clause 9.4 applies and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

9.4.1
If an alternative basis is not agreed pursuant to paragraph (b) above, the  Borrower shall have the option to (i) prepay the relevant Commitment together with Break Costs and the remaining Repayment Instalments in respect of the Loan and the Balloon Amount shall each be reduced pro rata or (ii) continue to pay interest calculated under Clause 9.3 (Cost of funds).

9.5	Break Costs

9.5.1
The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of the Loan or Unpaid Sum being paid by the Borrower on a day prior to the last day of an Interest Period for the Loan or Unpaid Sum.

9.5.2
Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they become or may become payable.

10.	FEES

10.1	Upfront fee

The Borrower shall pay to the Agent (for the account of the Lenders in proportion to their Commitments) an upfront fee on the Effective Date in the amount agreed in the Fee Letter.

SECTION 6	ADDITIONAL PAYMENT OBLIGATIONS

11.	TAX GROSS UP AND INDEMNITIES

11.1	Definitions

In this Agreement:

"Protected Party" means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

"Tax Payment" means either the increase in a payment made by a Security Party to a Finance Party under Clause 11.2 (Tax gross-up) or a payment under Clause 11.3 (Tax indemnity).

Unless a contrary indication appears, in this Clause 11 a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

11.2	Tax gross-up

The Borrower shall (and shall procure that each other Security Party shall) make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law, subject as follows:

(a)
the Borrower shall promptly upon becoming aware that it or any other Security Party must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower and any such other Security Party in writing;

(b)
if a Tax Deduction is required by law to be made by the Borrower or any other Security Party, the amount of the payment due from the Borrower or that other Security Party shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required;

(c)
if the Borrower or any other Security Party is required to make a Tax Deduction, the Borrower shall (and shall procure that such other Security Party shall) make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law;

(d)
within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower making that Tax Deduction shall (and shall procure that such other Security Party shall) deliver to the Agent for the Finance Party entitled to the payment evidence satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority;

(e)
The Agent and the Lenders shall cooperate with the Borrower and the Guarantor to the extent that it is reasonable to do so to complete any procedural formalities necessary for the Borrower or the Guarantor to make payments to the Lenders without a Tax Deduction.

11.3	Tax indemnity

11.3.1
The Borrower shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

11.3.2	Clause 11.3.1 shall not apply:

(a)	with respect to any Tax assessed on a Finance Party:

(i)
under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(ii)	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(b)	to the extent a loss, liability or cost:

(i)	is compensated for by an increased payment under Clause 11.2 (Tax gross-up); or

(ii)	relates to a FATCA Deduction required to be made by a Party.

11.3.3
A Protected Party making, or intending to make a claim under Clause 11.3.1 shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower in writing.

11.3.4	A Protected Party shall, on receiving a payment from the Borrower under this Clause 11.3, notify the Agent.

11.4	Tax Credit

If the Borrower or any other Security Party makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained and utilised that Tax Credit,

that Finance Party shall pay an amount to the Borrower or to that other Security Party which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by the Borrower or that other Security Party.

11.5	Stamp taxes

The Borrower shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

11.6	VAT

11.6.1
All amounts expressed to be payable under a Finance Document by any Party or any Security Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to Clause 11.6.2, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party or any Security Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party or Security Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to the Borrower).

11.6.2
If VAT is or becomes chargeable on any supply made by any Finance Party (the "Supplier") to any other Finance Party (the "Recipient") under a Finance Document, and any Party other than the Recipient (the "Relevant Party") is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(a)
(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this Clause 11.6.2(a) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(b)
(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

11.6.3
Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

11.6.4
Any reference in this Clause 11.6 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term "representative member" to have the same meaning as in the Value Added Tax Act 1994).

11.6.5
In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party's VAT registration and such other information as is reasonably requested in connection with such Finance Party's VAT reporting requirements in relation to such supply.

11.7	FATCA information

11.7.1	Subject to Clause 11.7.3, each Party shall, within ten Business Days of a reasonable request by another Party:

(a)	confirm to that other Party whether it is:

(i)	a FATCA Exempt Party; or

(ii)	not a FATCA Exempt Party;

(b)
supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(c)
supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

11.7.2
If a Party confirms to another Party pursuant to Clause 11.7.l(a)(i) that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

11.7.3
Clause 11.7.1 shall not oblige any Finance Party to do anything, and Clause 11.7.l(c) shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(a)	any law or regulation;

(b)	any fiduciary duty; or

(c)	any duty of confidentiality.

11.7.4
If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with Clause 11.7.l(a) or 12.7.l(b) (including, for the avoidance of doubt, where Clause 11.7.3 applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

11.8	FATCA Deduction

11.8.1
Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

11.8.2
Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Agent in writing and the Agent shall notify the other Finance Parties.

12.	INCREASED COSTS

12.1	Increased costs

Subject to Clause 12.3 (Exceptions) the Borrower shall, within three Business Days of a demand by the Agent, pay to the Agent for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation or any request from or requirement of any central bank or other fiscal, monetary or other authority made after the Effective Date (including Basel Ill and any other which relates to capital adequacy or liquidity controls or which affects the manner in which that Finance Party allocates capital resources to obligations under this Agreement and/or the Master Agreement).

In this Agreement "Increased Costs" means:

(a)	a reduction in the rate of return from the Loan or on a Finance Party's (or its Affiliate's) overall capital;

(b)	an additional or increased cost; or

(c)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into any Finance Document or funding or performing its obligations under any Finance Document.

In this Agreement "Basel III" means:

(a)
the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel Ill: A global regulatory framework for more resilient banks and banking systems", "Basel Ill: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)
the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel Ill".

12.2	Increased cost claims

12.2.1
A Finance Party intending to make a claim pursuant to Clause 12.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower in writing.

12.2.2	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

12.3	Exceptions

Clause 12.1 (Increased costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by the Borrower;

(b)	attributable to a FATCA Deduction required to be made by a Party;

(c)	compensated for by Clause 11.3 (Tax indemnity) (or would have been compensated for under Clause 11.3 but was not so compensated solely because any of the exclusions in Clause 11.3 applied);

(d)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(e)
attributable to the implementation or application of or compliance with the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the Effective Date (but excluding any amendment arising out of Basel III) ("Basel Il") or any other law or regulation which implements Basel Il (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

In this Clause 12.3, a reference to a "Tax Deduction" has the same meaning given to the term in Clause 11.1 (Definitions).

13.	OTHER INDEMNITIES

13.1	Currency indemnity

13.1.1
If any sum due from the Borrower or the Guarantor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(a)	making or filing a claim or proof against the Borrower or the Guarantor (as the case may be), or

(b)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower or the Guarantor (as the case may be) shall as an independent obligation, within three Business Days of written demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (a) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (b) the rate or rates of exchange available to that Finance Party at the time of its receipt of that Sum.

13.1.2
The Borrower and the Guarantor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

13.2	Other indemnities

13.2.1	The Borrower shall, within five Business Days of written demand, indemnify each Finance Party against any duly documented cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default which is continuing;

(b)
a failure by the Borrower to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 27 (Sharing among the Finance Parties);

(c)
funding, or making arrangements to fund, the Loan following the Effective Date but the Loan not being funded by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by a Finance Party alone); or

(d)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

13.2.2
The Borrower shall promptly indemnify each Finance Party, each Affiliate of a Finance Party and each officer or employee of a Finance Party or its Affiliate (each such person for the purposes of this Clause 13.2 an "Indemnified Person") against any and all duly documented cost, loss or liability reasonably incurred by that Indemnified Person pursuant to or in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry, in connection with or arising out of the entry into and the transactions contemplated by the Finance Documents, having the benefit of any Encumbrance constituted by the Finance Documents or which relates to the condition or operation of, or any incident occurring in relation to, the Vessel, unless such cost, loss or liability is caused by the gross negligence or wilful misconduct of that Indemnified Person.

13.2.3
Subject to any limitations set out in Clause 13.2.2, the indemnity in that Clause shall cover any duly documented cost, loss or liability reasonably incurred by each Indemnified Person in any jurisdiction:

(a)	arising or asserted under or in connection with any law relating to safety at sea, the ISM Code, any Environmental Law or any Sanctions; or

(b)	in connection with any Environmental Claim.

13.3	Indemnity to the Agent

The Borrower shall promptly indemnify the Agent against:

(a)	any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(i)	investigating any event which it reasonably believes is a Default; or

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(iii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; and

(b)	any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) in acting as Agent under the Finance Documents.

13.4	Indemnity to the Security Agent

The Borrower and the Guarantor shall promptly indemnify the Security Agent and every Receiver and Delegate against any duly documented cost, loss or liability incurred by any of them as a result of:

(a)	any failure by the Borrower to comply with their obligations under Clause 15 (Costs and Expenses);

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(c)	the taking, holding, protection or enforcement of the Security Documents;

(d)	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law;

(e)	any default by any Security Party in the performance of any of the obligations expressed to be assumed by it in the Finance Documents; or

(f)
acting as Security Agent, Receiver or Delegate under the Finance Documents or which otherwise relates to any of the Charged Property (otherwise, in each case, than by reason of the relevant Security Agent's, Receiver's or Delegate's gross negligence or wilful misconduct).

13.5	Indemnity survival

The indemnities contained in this Agreement shall survive repayment of the Loan.

14.	MITIGATION BY THE LENDERS

14.1	Mitigation

Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in all or any part of the Loan ceasing to be available or any amount becoming payable under or pursuant to any of Clause 6.1 (Illegality), Clause 11 (Tax Gross Up and Indemnities) or Clause 12 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office. The above does not in any way limit the obligations of any Security Party under the Finance Documents.

14.2	Limitation of liability

The Borrower shall promptly indemnify each Finance Party for all costs and expenses duly documented and reasonably incurred by that Finance Party as a result of steps taken by it under Clause 14.1 (Mitigation). A Finance Party is not obliged to take any steps under Clause 14.1 if, in its opinion (acting reasonably), to do so might be prejudicial to it.

15.	COSTS AND EXPENSES

15.1	Transaction expenses

The Borrower shall promptly on demand pay the Agent and the Security Agent the amount of all costs and expenses (including legal fees) duly documented and reasonably incurred by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) in connection with:

(a)	the negotiation, preparation, printing, execution, syndication and perfection of this Agreement and any other documents referred to in this Agreement;

(b)	the negotiation, preparation, printing, execution and perfection of any other Finance Documents executed after the Effective Date;

(c)
any other document which may at any time be required by a Finance Party to give effect to any Finance Document or which a Finance Party is entitled to call for or obtain under any Finance Document (including, without limitation, any valuation of the Vessel); and

(d)	any discharge, release or reassignment of any of the Security Documents.

15.2	Amendment costs

If (a) a Security Party requests an amendment, waiver or consent or (b) an amendment is required under Clause 28.11 (Change of currency), the Borrower shall, within three Business Days of demand, reimburse each of the Agent and the Security Agent for the amount of all costs and expenses (including legal fees) duly documented and reasonably incurred by the Agent and the Security Agent (and, in the case of the Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

15.3	Enforcement and preservation costs

The Borrower shall, within three Business Days of written demand, pay to each Finance Party and each other Secured Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Security Documents or enforcing those rights including (without limitation) any losses, costs and expenses which that Finance Party or other Secured Party may from time to time sustain, incur or become liable for by reason of that Finance Party or other Secured Party being mortgagee of the Vessel and/or a lender to the Borrower, or by reason of that Finance Party or other Secured Party being deemed by any court or authority to be an operator or controller, or in any way concerned in the operation or control, of the Vessel.

15.4	Other costs

The Borrower shall, within three Business Days of written demand, pay to each Finance Party and each other Secured Party the amount of all sums which that Finance Party or other Secured Party may pay or become actually or contingently liable for on account of the Borrower in connection with the Vessel (whether alone or jointly or jointly and severally with any other person) including (without limitation) all sums which that Finance Party or other Secured Party may pay or guarantees which it may give in respect of the Insurances, any expenses incurred by that Finance Party or other Secured Party in connection with the maintenance or repair of the Vessel or in discharging any lien, bond or other claim relating in any way to the Vessel, and any sums which that Finance Party or other Secured Party may pay or guarantees which it may give to procure the release of the Vessel from arrest or detention.

SECTION 7	SECURITY AND APPLICATION OF MONEYS

16.	SECURITY DOCUMENTS AND APPLICATION OF MONEYS

16.1	Security Documents

As security for the payment of the Indebtedness, the Borrower shall execute and deliver to the Security Agent or cause to be executed and delivered to the Security Agent the following documents in such forms and containing such terms and conditions as the Security Agent shall require:

(a)	a guarantee and indemnity from the Guarantor;

(b)	first and second priority charges of all the issued shares of the Borrower;

(c)	first and second preferred and/or priority statutory mortgages over the Vessel together, if applicable with collateral deeds of covenants;

(d)	first and second priority deeds of assignment of the Insurances, Earnings, any Charters and Requisition Compensation of the Vessel from the Borrower;

(e)	the Managers' Undertakings;

(f)	a first and second priority account security deed in respect of all amounts from time to time standing to the credit of the Accounts; and

(g)	a first priority deed of charge over the Master Agreement Proceeds.

16.2	Earnings and Retention Account

The Borrower shall maintain the Accounts with the Account Holder for the duration of the Facility Period free of Encumbrances and rights of set off other than those created by or under the Finance Documents.

16.3	Earnings and minimum balance

The Borrower shall procure that all Earnings in respect of the Vessel and any Requisition Compensation are credited to the Earnings Account. Throughout the Facility Period commencing on the Effective Date the Borrower shall maintain a minimum balance on the Earnings Account of five hundred thousand Dollars ($500,000).

16.4	Transfers to Retention Account

On the day in each calendar month during the Facility Period which numerically corresponds to the Effective Date (or, if there is no such day, on the last Business Day of that month), the Borrower shall procure that there is transferred from the Earnings Account to the Retention Account:

(a)	one-third of the amount of the Repayment Instalment in respect of the Loan due on the next Repayment Date (which shall be deemed to be the day for that transfer if that day is a Repayment Date); and

(b)
the amount of interest in respect of the Loan due on the next Interest Payment Date (which shall be deemed to be the day for that transfer if that day is an Interest Payment Date) divided by the number of months between the last Interest Payment Date (or, if none, the Effective Date in respect of the Loan) and that next Interest Payment Date; and

(c)	one-third of any liabilities due under the Master Agreement (other than any payment as a result of termination or closing out) on the next Repayment Date,

and the Borrower irrevocably authorises the Security Agent to instruct the Account Holder to make those transfers.

16.5	Additional payments to Retention Account

If for any reason the amount standing to the credit of an Earnings Account is insufficient to make any transfer to the Retention Account required by Clause 16.4 (Transfers to Retention Account), the Borrower shall, without demand, procure that there is credited to the Retention Account, on the date on which the relevant amount would have been transferred from the Earnings Account, an amount equal to the amount of the shortfall.

16.6	Application of Retention Account

The Borrower shall procure that there is transferred from the Retention Account to the Agent for the account of the Lenders:

(a)	on each Repayment Date in respect of the Loan, the amount of the Repayment Instalment then due;

(b)	on each Interest Payment Date in respect of the Loan, the amount of interest then due; and

(c)	on each Repayment Date, the amount of any liabilities then due under the Master Agreement other than any payment as a result of termination or closing out,

and the Borrower irrevocably authorises the Security Agent to instruct the Account Holder to make those transfers.

16.7	Borrower's obligations not affected

If for any reason the amount standing to the credit of the Retention Account is insufficient to pay any Repayment Instalment or to make any payment of interest when due, the Borrower's obligation to pay that Repayment Instalment or to make that payment of interest shall not be affected.

16.8	Release of surplus

Any amount remaining to the credit of the Earnings Account following the making of any transfers required by Clause 16.4 (Transfers to Retention Account) shall (unless an Event of Default is continuing) be released to or to the order of the Borrower.

16.9	Restriction on withdrawal

During the Facility Period no sum may be withdrawn from the Accounts (except in accordance with this Clause 16) without the prior written consent of the Security Agent (such consent not to be unreasonably withheld if no Event of Default has occurred). The Accounts shall not be overdrawn.

16.10	Relocation of Accounts

On and at any time after the occurrence of a Default which is continuing, the Security Agent may without the consent of the Borrower instruct the Account Holder to relocate any or all of the Accounts to any other branch of the Account Holder, without prejudice to the continued application of this Clause 16 and the rights of the Finance Parties under the Finance Documents.

16.11	Access to information

The Borrower agrees that the Security Agent (and its nominees) may from time to time during the Facility Period review the records held by the Account Holder (whether in written or electronic form) in relation to the Accounts, and irrevocably waive any right of confidentiality which may exist in relation to those records.

16.12	Statements

Without prejudice to the rights of the Security Agent under Clause 16.11 (Access to information), the Borrower shall procure that the Account Holder provides to the Security Agent, no less frequently than each calendar month during the Facility Period, written statements of account showing all entries made to the credit and debit of each of the Accounts during the immediately preceding calendar month.

16.13	Application after acceleration

From and after the giving of notice to the Borrower by the Agent under Clause 22.2 (Acceleration), the Borrower shall procure that all sums from time to time standing to the credit of any of the Accounts are immediately transferred to the Security Agent or any Receiver or Delegate for application in accordance with Clause 16 .14 (Application of moneys by Security Agent) and the Borrower irrevocably authorises the Security Agent to instruct the Account Holder to make those transfers.

16.14	Application of moneys by Security Agent

The Borrower and the Finance Parties irrevocably authorise the Security Agent or any Receiver or Delegate to apply all moneys which it receives and is entitled to receive:

(a)	pursuant to a sale or other disposition of the Vessel or any right, title or interest in the Vessel; or

(b)	by way of payment of any sum in respect of the Insurances, Earnings or Requisition Compensation; or

(c)	by way of transfer of any sum from any of the Accounts; or

(d)	otherwise under or in connection with any Security Document,

in or towards satisfaction of the Indebtedness in the following order:

(a)
first, any unpaid fees, costs, expenses and default interest due to the Agent and the Security Agent (and, in the case of the Security Agent, to any Receiver or Delegate) under all or any of the Finance Documents, such application to be apportioned between the Agent and the Security Agent pro rata to the aggregate amount of such items due to each of them;

(b)
second, any unpaid fees, costs, expenses (including any sums paid by the Lenders under Clause 25.10 (Indemnity)) of the Lenders due under this Agreement, such application to be apportioned between the Lenders pro rata to the aggregate amount of such items due to each of them;

(c)
third, any accrued but unpaid default interest due to the Lenders under this Agreement, such application to be apportioned between the Lenders pro rata to the aggregate amount of such default interest due to each of them;

(d)
fourth, any other accrued but unpaid interest due to the Lenders under this Agreement, such application to be apportioned between the Lenders pro rata to the aggregate amount of such interest due to each of them;

(e)
fifth, any principal of the Loan due and payable but unpaid under this Agreement, such application to be apportioned between the Lenders pro rata to the aggregate amount of such principal due to each of them; and

(f)
sixth, any other sum due and payable to any Finance Party but unpaid under all or any of the Finance Documents, such application to be apportioned between the Finance Parties pro rata to the aggregate amount of any such sum due to each of them;

Provided that any part of the Indebtedness arising out of the Master Agreement shall be satisfied on a pari passu basis (i) as to any periodical payment (not being payments as a result of termination or closing out) due under the Master Agreement with interest on the Loan and (ii) as to any payment due under the Master Agreement as a result of termination or closing out with any repayment of the principal of the Loan; and

Provided that the balance (if any) of the moneys received shall be paid to the Security Parties from whom or from whose assets those sums were received or recovered or to any other person entitled to them.

16.15	Retention on account

Moneys to be applied by the Security Agent or any Receiver or Delegate under Clause 16.14 (Application of moneys by Security Agent) shall be applied as soon as practicable after the relevant moneys are received by it, or otherwise become available to it, save that (without prejudice to any other provisions contained in any of the Security Documents) the Security Agent or any Receiver or Delegate may retain any such moneys by crediting them to a suspense account for so long and in such manner as the Security Agent or such Receiver or Delegate may from time to time determine with a view to preserving the rights of the Finance Parties or any of them to prove for the whole of the Indebtedness (or any relevant part) against the Borrower or any of them or any other person liable.

16.16	Additional security

16.16.1	If at any time the Security Cover Ratio is less than the Relevant Percentage (the "VTL Coverage"), the Borrower shall, within 10 Business Days of the Agent's request, at the Borrower's option:

(a)
pay to the Security Agent or to its nominee a cash deposit in dollars in the amount of the shortfall (with the value of such deposit to be the face amount of the deposit) to be secured in favour of the Security Agent as additional security for the payment of the Indebtedness; or

(b)
give to the Security Agent other additional security in amount and form acceptable to the Security Agent in its discretion (with the value of such additional security to be determined conclusively by appropriate advisers appointed by the Agent (in the case of other charged assets) and determined by the Agent in its discretion (in all other cases)); or

(c)	prepay the Loan in the amount of the shortfall to ensure that the Security Cover Ratio is at least equal to or more than the Relevant Percentage.

16.16.2
Clauses 5.2 (Reborrowing), 6.2(c) (Voluntary prepayment of the Loan) and 6.6 (Restrictions) shall apply, mutatis mutandis, to any prepayment made under this Clause 16.16 and the value of any additional security provided shall be determined by the Agent as specified in Clause 16.16.1(a) and Clause 16.16.1(b). The cost of any such valuations or determinations shall be borne by the Borrower.

16.16.3
The VTL Coverage shall be tested quarterly throughout the Facility Period on the basis of one Vessel valuation, prepared by an Approved Shipbroker and to be delivered by no later than 10 days after the end of each  fiscal quarter of the Borrower's financial year . Save as provided for in Schedule 1 para 5 of the 2022 Amending and Restating Agreement, the Borrower shall deliver to the Agent at its own cost and expense the valuation required to evidence the Fair Market Value together with each Compliance Certificate delivered to the Agent under Clause 19.2.1.

16.16.4
If, at any time after the Borrower has provided additional security in accordance with the Agent's request under this Clause 16.16, the Agent shall determine when testing compliance with the VTL Coverage that all or any part of that additional security may be released without resulting in a shortfall in the VTL Coverage, then, provided that no Default is continuing, the Security Agent shall effect a release of all or any part of that additional security in accordance with the Agent's instructions, but this shall be without prejudice to the Agent's right to make a further request under this Clause 16.16 should the value of the remaining security subsequently merit it.

17.	GUARANTEE AND INDEMNITY

17.1	Guarantee and indemnity

The Guarantor irrevocably and unconditionally:

(a)	guarantees to each Finance Party punctual performance by each other Security Party of all that Security Party's obligations under the Finance Documents;

(b)
undertakes with each Finance Party that whenever another Security Party does not pay any amount when due under or in connection with any Finance Document, the Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)
agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of a Security Party not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by the Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 17 if the amount claimed had been recoverable on the basis of a guarantee.

17.2	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Security Party under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Security Party or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this Clause 17 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

17.4	Waiver of defences

The obligations of the Guarantor under this Clause 17 will not be affected by an act, omission, matter or thing which, but for this Clause 17.4, would reduce, release or prejudice any of its obligations under this Clause 17 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Security Party or other person;

(b)	the release of any other Security Party or any other person under the terms of any composition or arrangement with any creditor of any Security Party or any other member of the Group;

(c)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Security Party or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of a Security Party or any other person;

(e)
any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

17.5	Guarantor intent

Without prejudice to the generality of Clause 17.4 (Waiver of defences), the Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new Borrower; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

17.6	Immediate recourse

The Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Clause 17. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.7	Appropriations

Until all amounts which may be or become payable by the Security Parties under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)
refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor's liability under this Clause 17.

17.8	Deferral of Guarantor's rights

17.8.1
Until all amounts which may be or become payable by the Security Parties under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 17:

(a)	to be indemnified by a Security Party;

(b)	to claim any contribution from any other guarantor of any Security Party's obligations under the Finance Documents;

(c)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)
to bring legal or other proceedings for an order requiring any Security Party to make any payment, or perform any obligation, in respect of which the Guarantor has given a guarantee, undertaking or indemnity under Clause 17.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Security Party; and/or

(f)	to claim or prove as a creditor of any Security Party in competition with any Finance Party.

17.8.2
If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Security Parties under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 28 (Payment mechanics).

17.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

SECTION 8	REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

18.	REPRESENTATIONS

18.1	Representations

The Borrower and the Guarantor makes the representations and warranties set out in this Clause 18 to each Finance Party.

18.1.1	Status

Each of the Security Parties:

(a)	is a limited liability corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation;

(b)	has the power to own its assets and carry on its business as it is being conducted; and

(c)	has not established a place of business in England nor (other than the Borrower) registered as a non-Hong Kong company under Companies Ordinance (Cap. 622 of the Laws of Hong Kong).

18.1.2	Binding obligations

Subject to the Legal Reservations:

(a)	the obligations expressed to be assumed by each of the Security Parties in each of the Relevant Documents to which it is a party are legal, valid, binding and enforceable obligations; and

(b)
(without limiting the generality of Clause 18.1.2(a)) each Security Document to which it is a party creates the security interests which that Security Document purports to create and those security interests are valid and effective.

18.1.3	Non-conflict with other obligations

The entry into and performance by each of the Security Parties of, and the transactions contemplated by, the Relevant Documents do not conflict with:

(a)	any law or regulation applicable to such Security Party;

(b)	the constitutional documents of such Security Party or of any other member of the Group; or

(c)
any agreement or instrument binding upon such Security Party or any other member of the Group or any of such Security Party's or any other member of the Group's assets or constitute a default or termination event (however described) under any such agreement or instrument.

18.1.4	Power and authority

(a)
Each of the Security Parties has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Relevant Documents to which it is or will be a party and the transactions contemplated by those Relevant Documents.

(b)
No limit on the powers of any Security Party will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Relevant Documents to which it is a party.

18.1.5	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)
to enable each of the Security Parties lawfully to enter into, exercise its rights and comply with its obligations in the Relevant Documents to which it is a party or to enable each Finance Party to enforce and exercise all its rights under the Relevant Documents; and

(b)	to make the Relevant Documents to which any Security Party is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect, with the exception only of the registrations referred to in Parts II of Schedule 1 (Conditions Subsequent) of the 2022 Amending and Restating Agreement.

18.1.6	Governing law and enforcement

(a)	The choice of governing law of any Finance Document will be recognised and enforced in the Relevant Jurisdictions of each relevant Security Party.

(b)
Any judgment obtained in relation to any Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in the Relevant Jurisdictions of each relevant Security Party.

18.1.7	Insolvency

No corporate action, legal proceeding or other procedure or step described in Clause 22.1.7 (Insolvency proceedings) or creditors' process described in Clause 22.1.8 (Creditors' process) has been taken or, to the knowledge of any Borrower or the Guarantor, threatened in relation to a Security Party or any other member of the Group; and none of the circumstances described in Clause 22.1.6 (Insolvency) applies to a Security Party or any other member of the Group.

18.1.8	No filing or stamp taxes

Under the laws of the Relevant Jurisdictions of each relevant Security Party it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in any of those jurisdictions or that any stamp, registration, notarial or similar tax or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except registration of each Mortgage at the Ships Registry where title to the relevant Vessel is registered in the ownership of the relevant Borrower and payment of associated fees which registrations, filings, taxes and fees will be made and paid promptly after the date of the relevant Finance Document.

18.1.9	Deduction of Tax

None of the Security Parties is required under the law of its jurisdiction of incorporation to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

18.1.10	No default

(a)
No Event of Default and, on the Effective Date and on the Drawdown Date, no Default is continuing or is reasonably likely to result from the advance of the Loan or the entry into, the performance of, or any transaction contemplated by, any of the Relevant Documents.

(b)
No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (howsoever described) under any other agreement or instrument which is binding on any of the Security Parties or any other member of the Group or to which its assets are subject which has or is likely to have a Material Adverse Effect.

18.1.11	No misleading information

(a)	Any factual information provided by any Security Party was true and accurate in all material respects as at the date the information is expressed to be given.

(b)
Any financial projection or forecast provided by Security Party has been prepared on the basis of recent historical information and on the basis of reasonable assumptions and was fair (as at the date of the relevant report or document containing the projection or forecast) and arrived at after careful consideration.

(c)
All material information provided to a Finance Party by or on behalf of any of the Security Parties or any other member of the Group on or before the Effective Date and not superseded before that date is accurate and not misleading in any material respect and all projections provided to any Finance Party on or before the Effective Date have been prepared in good faith on the basis of assumptions which were reasonable at the time at which they were prepared and supplied; and

(d)
All other written information provided by any of the Security Parties or any other member of the Group (including its advisers) to a Finance Party was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any respect.

18.1.12	Financial statements

(a)	The Original Financial Statements were prepared in accordance with GAAP consistently applied.

(b)	The Original Financial Statements fairly represent the Guarantor's financial condition and results of operations for the relevant financial quarter.

(c)
There has been no material adverse change in any Security Party's assets, business or financial condition (or the assets, business or consolidated financial condition of the Guarantor, in the case of the Guarantor since the date of the Original Financial Statements.

(d)	The Guarantor's most recent financial statements delivered pursuant to Clause 19.1 (Financial statements):

(i)	have been prepared in accordance with GAAP as applied to the Original Financial Statements; and

(ii)
give a true and fair view of (if audited) or fairly represent (if unaudited) its consolidated financial condition as at the end of, and consolidated results of operations for, the period to which they relate.

(e)
Since the date of the most recent financial statements delivered pursuant to Clause 19.1 (Financial statements) there has been no material adverse change in the business, assets or financial condition of any of the Security Parties or any other member of the Group.

18.1.13	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, are likely to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against any of the Security Parties or any other member of the Group.

18.1.14	No breach of laws

None of the Security Parties or any other member of the Group has breached any law or regulation which breach has or is likely to have a Material Adverse Effect.

18.1.15	Environmental laws

(a)
Each of the Security Parties is in compliance with Clause 21.3 (Environmental compliance) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is likely to have a Material Adverse Effect.

(b)
No Environmental Claim has been commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against any of the Security Parties where that claim has or is likely, if determined against that Security Party, to have a Material Adverse Effect.

18.1.16	Taxation

(a)
None of the Security Parties is materially overdue in the filing of any Tax returns or is overdue in the payment of any amount in respect of Tax of $1,000,000 (or its equivalent in any other currency) or more.

(b)
To the best of its knowledge and belief, no claims or investigations are being, or are likely to be, made or conducted against any of the Security Parties with respect to Taxes such that a liability of, or claim against, any of the Security Parties of $1,000,000 (or its equivalent in any other currency) or more is likely to arise.

(c)	Each of the Security Parties is resident for Tax purposes only in its Original Jurisdiction unless the Agent have received notification in writing to the contrary from any such Security Party.

18.1.17	Anti-corruption law

Each of the Security Parties and each Affiliate of any of them has conducted its businesses in compliance with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to achieve compliance with such laws.

18.1.18	No Encumbrance

(a)	No Encumbrance exists over all or any of the Charged Property save for Permitted Encumbrances.

(b)	The Borrower has no Financial Indebtedness outstanding other than as permitted by this Agreement.

18.1.19	Pari passu ranking

The payment obligations of each of the Security Parties under the Finance Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

18.1.20	No adverse consequences

(a)	It is not necessary under the laws of the Relevant Jurisdictions of any of the Security Parties:

(i)	in order to enable any Finance Party to enforce its rights under any Finance Document; or

(ii)	by reason of the execution of any Finance Document or the performance by it of its obligations under any Finance Document,

that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in any of the Relevant Jurisdictions of any of the Security Parties.

(b)
No Finance Party is or will be deemed to be resident, domiciled or carrying on business in any of the Relevant Jurisdictions of any of the Security Parties by reason only of the execution, performance and/or enforcement of any Finance Document.

18.1.21	Disclosure of material facts

No Borrower is aware of any material facts or circumstances which have not been disclosed to the Agent and which might, if disclosed, have adversely affected the decision of a person considering whether or not to make loan facilities of the nature contemplated by this Agreement available to the Borrower.

18.1.22	Completeness of Relevant Documents

The copies of any Relevant Documents provided or to be provided by the Borrower to the Agent on the Effective Date are, or will be, true and accurate copies of the originals and represent, or will represent, the full agreement between the parties to those Relevant Documents in relation to the subject matter of those Relevant Documents and there are no commissions, rebates, premiums or other payments due or to become due in connection with the subject matter of those Relevant Documents other than in the ordinary course of business or as disclosed to, and approved in writing by, the Agent.

18.1.23	No Immunity

No Security Party or any of its assets is immune to any legal action or proceeding.

18.1.24	Money laundering

Any borrowing by the Borrower under this Agreement, and the performance of its obligations under this Agreement and under the other Finance Documents, will be for its own account and will not involve any breach by it of any law or regulatory measure relating to "money laundering" as defined in Article 1 of the Directive (2005/EC/60) of the European Parliament and of the Council of the European Communities.

18.1.25	Sanctions

As regards Sanctions:

(a)
None of the Security Parties or any Affiliate of any of them, or any of their respective officers, directors or, to their knowledge, any of their employees, agents or affiliates is a Prohibited Person.

(b)	Each of the Security Parties and each Affiliate of any of them is in compliance with all Sanctions.

18.2	Repetition

Each Repeating Representation is deemed to be repeated by the Borrower and the Guarantor by reference to the facts and circumstances then existing on the Effective Date, the date of the Drawdown Request, on the Drawdown Date, on the first day of each Interest Period and on the date for delivery for each Compliance Certificate referred to in Clause 19.2 (Compliance Certificate).

19.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 19 remain in force for the duration of the Facility Period.

19.1	Financial statements

The Guarantor shall supply to the Agent by email for distribution to all of the Lenders:

(a)	as soon as the same become available, but in any event within 120 days after the end of each of its financial years its audited consolidated financial statements for that financial year; and

(b)
as soon as the same become available, but in any event within 90 days after the end of each fiscal quarter during each of its financial years, its unaudited quarterly financial statements (comprising unaudited quarterly consolidated income statements and quarterly consolidated balance sheets) for that fiscal quarter; and

(c)	as soon as the same become available, but in any event within 90 days after the end of each of its financial years its consolidated financial projections for, at least, the subsequent financial year.

19.2	Compliance Certificate

19.2.1
The Guarantor shall supply to the Agent, with each set of its annual financial statements delivered pursuant to Clause 19.1(a) (Financial statements) and each set of its quarterly financial statements delivered pursuant to Clause 19.1(b) (Financial statements), a Compliance Certificate (including supporting schedules) setting out (in reasonable detail) computations as to compliance with Clause 20 (Financial Covenants) as at the date as at which those financial statements were drawn up.

19.2.2	Each Compliance Certificate shall be signed by the Authorised Officers of the Guarantor.

19.3	Requirements as to financial statements

Each set of financial statements delivered by the Borrower under Clause 19.1 (Financial statements):

(a)
shall be certified by an Authorised Officer of the Guarantor as giving a true and fair view of (in the case of annual financial statements), or fairly representing (in other cases), its financial condition as at the date as at which those financial statements were drawn up;

(b)
shall be prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP, the accounting practices or reference periods and its auditors deliver to the Agent:

(i)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

(ii)
sufficient information, in form and substance as may be required by the Agent, to enable the Agent to determine whether Clause 20 (Financial Covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

19.4	Information: miscellaneous

The Borrower shall supply to the Agent by email (for distribution to all the Lenders):

(a)
if the Agent so requests, at the same time as they are dispatched copies of all documents dispatched by the Borrower to its shareholders generally (or any class of them) or dispatched by the Borrower or any other Security Party to its creditors generally (or any class of them);

(b)
promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Security Party and which, if adversely determined, are likely to have a Material Adverse Effect;

(c)
promptly, such information as the Security Agent may require about the Charged Property and compliance of the Security Parties with the terms of any Security Documents including without limitation cash flow analyses and details of the operating costs of either Vessel; and

(d)
promptly on request, such further information regarding the financial condition, assets and operations of any Security Party (including any requested amplification  or explanation of any item in the financial statements, budgets or other material provided by any Security Party under this Agreement and an up to date copy of its shareholders' register (or equivalent in its Original Jurisdiction)) as any Finance Party through the Agent may reasonably request.

19.5	Notification of default

19.5.1	The Borrower and the Guarantor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

19.5.2
Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by its Authorised Officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

19.6	"Know your customer" checks

19.6.1	If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the Effective Date;

(b)	any change in the status of a Security Party after the Effective Date; or

(c)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of Clause 19.6.1(c), any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in Clause 19.6.1(c), on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in Clause 19.6.1(c), any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

19.6.2
Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

19.7	Poseidon Principles

19.7.1
The Borrower shall, upon the request of a Lender and at the cost of the Borrower on or before the 31st July in each calendar year supply or procure the supply to the Agent of all information necessary in order for the Lender to comply with its obligations under the Poseidon Principles in respect of the preceding year, including, without limitation, all ship fuel oil consumption data required to be collected and reported in accordance with Regulation 22A of Annex IV and any Statement of Compliance, in each case relating to the Vessel for the preceding calendar year and each Lender shall at any time have the right to obtain such information from third parties, provided always that no Lender shall publicly disclose such information with the identity of the Vessel without the prior written consent of the Borrower. For the avoidance of doubt, such information shall be "Confidential Information" under this Agreement, but the Borrower acknowledges that, in accordance with the Poseidon Principles, such information will form part of the information published regarding the portfolio climate alignment by each Lender being a signatory to the Poseidon Principles.

20.	FINANCIAL COVENANTS

20.1	The Guarantor

The Guarantor shall on a consolidated basis, maintain at all times throughout the Facility Period:

(a)	Minimum Liquidity: consolidated Cash and Cash Equivalents of at least the higher of (i) $30,000,000 and (ii) six per cent (6%) of the Total Interest Bearing Debt; and

(b)	Minimum Net Worth: a Value Adjusted Tangible Net Worth of at least $300,000,000; and

(c)	Minimum Equity Ratio: an Equity Ratio of the Guarantor of not less than twenty five per cent (25%); and

(d)	Minimum Working Capital: a Working Capital for the Guarantor greater than zero.

20.2	Financial testing

The financial covenants set out in Clause 20.1 shall be calculated on the Guarantor's consolidated figures and in accordance with GAAP tested (i) on a quarterly basis by reference to each of its financial statements delivered pursuant to Clause 19.1 (Financial statements) (whether audited or un-audited) and each Compliance Certificate delivered pursuant to Clause 19.2 (Compliance Certificate) and (ii) at such other times reasonably requested by the Agent (provided always that there should not be more than an aggregate of four testings in any calendar year except where an Event of Default has occurred which is continuing) by reference to such documentation as is then available or made available in accordance with Clause 19.4 (Information: miscellaneous) and presented to the Agent in form and substance satisfactory to the Majority Lenders.

20.3	Most favoured lender status

(a)
If at any time, the Guarantor or the Borrower shall agree to (or amend, or modify) any financial covenant with any of its other creditors and such financial covenant is not contained in this Agreement and/or would be more beneficial to the Finance Parties than any analogous financial covenant contained in this Agreement, then:

(i)	the Guarantor shall promptly inform the Agent thereof in reasonable detail;

(ii)
such additional financial covenant shall be deemed incorporated mutatis mutandis by reference into this Agreement, effective as of the date when such additional financial covenant became effective between the Guarantor and/or the Borrower and its other creditor(s); and

(iii)
the Security Parties shall enter into any additional agreement, amendment or addendum to this Agreement as requested by the Agent in order to evidence the incorporation of such additional financial covenant.

(b)	Any additional financial covenant incorporated into this Agreement shall:

(i)	remain unchanged in this Agreement notwithstanding any waiver of such additional financial covenant by any other creditor(s);

(ii)	be deemed automatically amended in this Agreement to reflect any subsequent amendments made to such additional financial covenant with such other creditor(s); and

(iii)
be deemed deleted from this Agreement at such time as such additional financial covenant is deleted or otherwise removed from the agreement between the relevant Security Party and its other creditor(s).

21.	GENERAL UNDERTAKINGS

The undertakings in this Clause 21 remain in force for the duration of the Facility Period.

21.1	Authorisations

The Borrower and the Guarantor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of a Relevant Jurisdiction to:

(i)	enable any Security Party to perform its obligations under the Finance Documents to which it is a party;

(ii)	ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document; and

(iii)	enable any Security Party to carry on its business where failure to do so has or is likely to have a Material Adverse Effect.

21.2	Compliance with laws

21.2.1
The Borrower and the Guarantor shall comply (and shall procure that each other Security Party, each other member of the Group and each Affiliate of any of them shall comply), in all respects with all laws to which it may be subject, if (except as regards Sanctions, to which Clause 21.2.2 applies, and anti-corruption laws, to which Clause 21.5 applies) failure so to comply has or is likely to have a Material Adverse Effect.

21.2.2
The Borrower and the Guarantor shall comply (and shall procure that each other Security Party, each other member of the Group and each Affiliate of any of them shall comply) in all respects with all Sanctions.

21.3	Environmental compliance

The Borrower and the Guarantor shall:

(a)	comply with all Environmental Laws;

(b)	obtain, maintain and ensure compliance with all requisite Environmental Approvals; and

(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

where failure to do so has or is likely to have a Material Adverse Effect.

21.4	Environmental Claims

The Borrower and the Guarantor shall promptly upon becoming aware of the same, inform the Agent in writing of:

(a)	any Environmental Claim against any of the Security Parties which is current, pending or threatened; and

(b)	any facts or circumstances which are likely to result in any Environmental Claim being commenced or threatened against any of the Security Parties,

where the claim, if determined against that Security Party, has or is likely to have a Material Adverse Effect.

21.5	Anti-corruption law

21.5.1
The Borrower and the Guarantor shall not (and shall procure that no other Security Party will) directly or indirectly use the proceeds of the Loan for any purpose which would breach the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions.

21.5.2	The Borrower and the Guarantor shall (and shall procure that each other Security Party shall):

(a)	conduct its businesses in compliance with applicable anti-corruption laws; and

(b)	maintain policies and procedures designed to promote and achieve compliance with such laws.

21.5.3	Sanctions

The Borrower and the Guarantor shall not:

(a)
directly or indirectly, use any of the proceeds of the Loan or lend, contribute or otherwise make available such proceeds to any person to finance or facilitate any activity or transaction with a Prohibited Person or in a Sanctioned Country or in any other manner that would cause any party hereto to be in breach of any Sanctions;

(b)
fund any payment under the Loan from proceeds derived, directly or indirectly, from any activity or transaction with a Prohibited Person or in a Sanctioned Country or which would otherwise cause any party hereto to be in breach of any Sanctions.

(c)
use the Vessel for the benefit of a Prohibited Person, including, but not limited to selling, chartering or leasing to a Prohibited Person, in trading to or from a Sanctioned Country, in any manner contrary to Sanctions or in any manner that creates a risk that the Vessel will become the subject of Sanctions.

21.6	Taxation

21.6.1
The Borrower and the Guarantor shall (and shall procure that each other Security Party shall) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(a)	such payment is being contested in good faith;

(b)

(c)
adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under Clause 19.1 (Financial statements); and

(d)	such payment can be lawfully withheld.

21.6.2	Neither either Borrower nor the Guarantor may change its residence for Tax purposes.

21.7	Evidence of good standing

The Borrower will from time to time if requested by the Agent provide the Agent with evidence in form and substance satisfactory to the Agent that the Security Parties and all corporate shareholders of any of the Security Parties remain in good standing.

21.8	Pari passu ranking

The Borrower and the Guarantor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

21.9	Negative pledge

21.9.1
The Borrower will not create nor permit to subsist any Encumbrance over any of its assets and the Guarantor shall not create or permit to subsist any Encumbrance over any of its assets which are the subject of a Security Document.

21.9.2	The Borrower will not:

(a)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by a Security Party;

(b)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(c)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(d)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

21.9.3	Clauses 21.9.1 and 21.9.2 do not apply to any Encumbrance, which is a Permitted Encumbrance.

21.10	Disposals

The Borrower will not enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

21.11	Arm's length basis

The Borrower will not enter into any transaction with any person except on arm's length terms and for full market value.

21.12	Merger

Neither the Borrower nor the Guarantor will enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction.

21.13	Change of business

Neither the Borrower nor the Guarantor will make any substantial change to the general nature of its business from that carried on at the Effective Date.

21.14	No other business

The Borrower will not engage in any business other than the ownership, operation, chartering and management of its Vessel and the Guarantor will not engage in any business other than owning, operating, and managing tankers.

21.15	No acquisitions

The Borrower will not acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them) or incorporate a company.

21.16	No change of ownership

The Borrower shall not permit any change in its shareholding (being 100% directly or indirectly owned and controlled by the Guarantor at the Effective Date) without the prior written consent of the Agent (such consent not to be unreasonably withheld).

21.17	Executive Management

The Guarantor shall ensure that there is no change in the executive management of any of the Security Parties as at the Effective Date without the prior written consent of the Agent (not to be unreasonably withheld).

21.18	Consent to charters

The Borrower shall not enter into any bareboat charter nor any Charter without the prior written consent of the Agent (such consent not to be unreasonably withheld). If the Agent so requests, the Borrower and/or, as the case may be, any bareboat charterer which has  been approved by the Agent will promptly deliver to the Agent on or prior to the date of its entry into any such Acceptable Charter or other Charter or, as the case may be and if approved by the Agent, bareboat charter, a duly executed specific assignment of any Acceptable Charter or other Charter or, as the case may be, bareboat charter, (in form and substance acceptable to the Agent in its sole discretion) together with such legal opinions as the Agent may require. The Borrower will not terminate, cancel, novate, amend or supplement any Charter or, as the case may be, bareboat charter, in any material respect, nor assign such Charter or bareboat charter to any other person  without the prior written consent (such consent not to be unreasonably withheld) of the Agent (acting on the instructions of the Majority Lenders).

21.19	No borrowings

The Borrower shall not incur or allow to remain outstanding any Financial Indebtedness (except for (i) the Loan (ii) Treasury Transactions entered into under the Master Agreement pursuant to Clause 7.5 or (iii) any liability to the Guarantor or any of its Subsidiaries which is fully subordinated to the Loan on terms and conditions acceptable to the Agent).

21.20	No substantial liabilities

The Borrower shall not incur any liability to any third party which is in the Agent's reasonable opinion of a substantial nature except for Treasury Transactions entered into under the Master Agreement pursuant to Clause 7.5.

21.21	No loans or credit

The Borrower shall not be a creditor in respect of any Financial Indebtedness except for Treasury Transactions entered into under the Master Agreement pursuant to Clause 7.5.

21.22	No guarantees or indemnities

The Borrower shall not incur or allow to remain outstanding any guarantee in respect of any obligation of any person.

21.23	Dividends

The Guarantor and the Borrower may:

(a)	pay dividends (or make any other distributions to its shareholders), or

(b)	buy-back its own common stock; or

(c)	enter into any derivative transactions having the same effect as a distribution;

however only to the extent that:

(i)	no Default is continuing or would result from the proposed transaction, and

(ii)	after giving effect to such transaction, the Guarantor and its Subsidiaries remain in full compliance with the provisions of this Agreement (including those set out in Clause 20 (Financial Covenants).

21.24	Inspection of records

The Borrower and the Guarantor will permit the inspection of its financial records and accounts from time to time (but limited to once a year unless an Event of Default has occurred and is continuing) by the Agent or its nominee.

21.25	No change in Relevant Documents

Neither any Borrower nor the Guarantor will in a material respect amend, vary, novate, supplement, supersede, waive or terminate any term of, any of the Relevant Documents which are not Finance Documents, or any other document delivered to the Agent pursuant to clause 3.1 (Conditions Precedent) or clause 3.3 (Conditions Subsequent) of the 2022 Amending and Restating Agreement.

21.26	Further assurance

21.26.1
The Borrower and the Guarantor shall procure that each other Security Party shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may specify (and in such form as the Security Agent may require in favour of the Security Agent or its nominee(s)):

(a)
to perfect any Encumbrance created or intended to be created under or evidenced by the Security Documents (which may include the execution of a mortgage, charge, assignment or other Encumbrance over all or any of the assets which are, or are intended to be, the subject of the Security Documents) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(b)
to confer on the Security Agent or confer on the Finance Parties an Encumbrance over any property and assets of the Borrower or that other Security Party as located in any jurisdiction equivalent or similar to the Encumbrance intended to be conferred by or pursuant to the Security Documents; and/or

(c)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Security Documents.

21.26.2
The Borrower and the Guarantor shall (and shall procure that each other Security Party shall) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Encumbrance conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

21.27	No dealings with Master Agreement

The Borrower shall not assign, novate or encumber or in any other way transfer any of its rights or obligations under the Master Agreement except pursuant to the Master Agreement Proceeds Charge, nor enter into any interest rate exchange or hedging agreement with anyone other than the Swap Provider.

21.28	Change of place of business and registration as non-Hong Kong company

No Security Party shall without the consent of the Agent establish a place of business in England or (other than the Borrower) register as a non-Hong Kong company under Companies Ordinance (Cap. 622 of the Laws of Hong Kong).

22.	EVENTS OF DEFAULT

22.1	Events of Default

Each of the events or circumstances set out in this Clause 22.1 is an Event of Default.

22.1.1	Non-payment

A Security Party does not pay on the due date any amount payable by it under a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within three Business Days of its due date.

22.1.2	Other specific obligations

(a)
Any requirement of Clause 20 (Financial Covenants) is not satisfied provided that no Event of Default shall occur under this Clause 22.1.3(a) if the failure to comply is remedied within five Business Days of the earlier of (i) the Agent giving notice to the Borrower and (ii) the Borrower or the Guarantor becoming aware of the failure to comply.

(b)	A Security Party does not comply with any obligation in a Finance Document relating to the Insurances or with Clause 16.16 (Additional security).

22.1.3	Other obligations

(a)	A Security Party does not comply with any provision of a Finance Document (other than those referred to in Clause 22.1.1 (Non-payment) and Clause 22.1.2 (Other specific obligations).

(b)
No Event of Default under this Clause 22.1.3 will occur if the failure to comply is capable of remedy and is remedied within ten Business Days of the earlier of (i) the Agent giving notice to the Borrower and (ii) the Borrower becoming aware of the failure to comply.

22.1.4	Misrepresentation

Any representation or statement made or deemed to be repeated by a Security Party in any Finance Document or any other document delivered by or on behalf of a Security Party under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

22.1.5	Cross default

Any Financial Indebtedness of the Borrower or the Guarantor (including in its capacity as a Credit Support Provider):

(a)	is not paid when due nor within any originally applicable grace period; or

(b)	is declared to be, or otherwise becomes, due and payable prior to its specified maturity as a result of an event of default (however described); or

(c)	is capable of being declared by a creditor to be due and payable prior to its specified maturity as a result an event of default (howsoever described).

No Event of Default will occur under this Clause 22.1.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within (a) to (c) is less than $1,000,000 in respect of the Borrower and $5,000,000 in respect of the Guarantor (or its equivalent in any other currency or currencies).

22.1.6	Insolvency

(a)
A Security Party is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts, or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of a Security Party is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of a Security Party. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

22.1.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken for:

(a)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, bankruptcy or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of a Security Party;

(b)	a composition, compromise, assignment or arrangement with any creditor of a Security Party;

(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, or trustee or other similar officer in respect of a Security Party or any of its assets; or

(d)	enforcement of any Encumbrance over any assets of a Security Party,

or any analogous procedure or step is taken in any jurisdiction.

This Clause 22.1.7 shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 30 days of commencement.

22.1.8	Creditors' process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a Security Party having an aggregate value of $1,000,000 and is not discharged within 30 days.

22.1.9	Unlawfulness and invalidity

(a)
It is or becomes unlawful for a Security Party to perform any of its obligations under the Finance Documents or any Encumbrance created or expressed to be created or evidenced by the Security Documents ceases to be effective.

(b)
Any obligation or obligations of any Security Party under any Finance Documents are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

(c)
Any Finance Document ceases to be in full force and effect or any Encumbrance created or expressed to be created or evidenced by the Security Documents ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.

22.1.10	Cessation of business

A Security Party ceases, or threatens to cease, to carry on all or a substantial part of its business.

22.1.11	Change in ownership or control of the Borrower

There is any change in the beneficial ownership or control of the Borrower from that advised to the Agent by the Borrower at the Effective Date (namely, being 100% directly or indirectly owned and controlled by the Guarantor).

22.1.12	Expropriation

The authority or ability of a Security Party to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to a Security Party or any of its assets.

22.1.13	Repudiation and rescission of agreements

(a)	A Security Party rescinds or repudiates a Finance Document or evidences an intention to rescind or repudiate a Finance Document.

(b)
Subject to Clause 22.1.13(c), any party to any of the Relevant Documents that is not a Finance Document rescinds or repudiates that Relevant Document in whole or in part where to do so has or is, in the opinion of the Majority Lenders, likely to have a Material Adverse Effect.

(c)
Any of the Management Agreements is terminated, cancelled or otherwise ceases to remain in full force and effect at any time prior to its contractual expiry date and is not immediately replaced by a similar agreement in form and substance satisfactory to the Majority Lenders.

22.1.14	Conditions subsequent

Any of the conditions referred to in Clause 3.3 (conditions subsequent) of the 2022 Amending and Restating Agreement is not satisfied (or waived by the Agent) in writing within the time required by the Agent.

22.1.15	Revocation or modification of Authorisation

Any Authorisation of any governmental, judicial or other public body or authority which is now, or which at any time during the Facility Period becomes, necessary to enable any of the Security Parties to comply with any of their obligations under any Relevant Document is not obtained, is revoked, suspended, withdrawn or withheld, or is modified in a manner which is likely to have a Material Adverse Effect.

22.1.16	Loss of Vessel

The Vessel suffers a Total Loss or is otherwise destroyed or abandoned, except that a Total Loss (which term shall for the purposes of the remainder of this Clause 22.1.16 include an event similar to a Total Loss in relation to any other vessel) shall not be an Event of Default if:

(a)	the Vessel is insured in accordance with the Security Documents and a claim for Total Loss is available under the terms of the relevant insurances; and

(b)	no insurer has refused to meet or has disputed the claim for Total Loss and it is not apparent to the Agent in its discretion that any such refusal or dispute is likely to occur; and

(c)
payment of all insurance proceeds in respect of the Total Loss is made in full to the Security Agent within 120 days of the occurrence of the casualty giving rise to the Total Loss in question or such longer period as the Agent may in its discretion agree.

22.1.17	Challenge to registration

The registration of the Vessel or a Mortgage is contested or becomes void or voidable or liable to cancellation or termination, or the validity or priority of a Mortgage is contested.

22.1.18	War

The country of registration of the Vessel becomes involved in war (whether or not declared) or civil war or is occupied by any other power and the Agent in its discretion considers that, as a result, the security conferred by any of the Security Documents is materially prejudiced.

22.1.19	Master Agreement termination

A notice is given by the Swap Provider under section 6(a) of the Master Agreement, or by any person under section 6(b)(iv) of the Master Agreement, in either case designating an Early Termination Date for the purpose of the Master Agreement, or the Master Agreement is for any other reason terminated, cancelled, suspended, rescinded, revoked or otherwise ceases to remain in full force and effect.

22.1.20	Notice of determination

The Guarantor gives notice to the Security Agent to determine any obligations under the Guarantee.

22.1.21	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to the Relevant Documents or the transactions contemplated in the Relevant Documents or against a Security Party or its assets which have or are likely to have a Material Adverse Effect.

22.1.22	Material adverse change

Any event or circumstance occurs which the Majority Lenders believe has or is likely to have a Material Adverse Effect.

22.1.23	Sanctions

(a)
Any of the Security Parties or any Affiliate of any of them becomes a Prohibited Person or becomes owned or controlled by, or acts directly or indirectly on behalf of, a Prohibited Person or any of such persons becomes the owner or controller of a Prohibited Person.

(b)	Any breach of article 21.5.3 (Sanctions).

(c)	Any of the Security Parties, any other member of the Group or any Affiliate of any of them is not in compliance with all Sanctions.

22.1.24	Shareholding in Guarantor

Any investor or group of investors acts in concert to gain ownership or control of more than thirty three and one third per cent (33½%) of shares in the Guarantor.

22.2	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders:

(a)	by notice to the Borrower cancel the Total Commitments, at which time they shall immediately be cancelled;

(b)
by notice to the Borrower declare that the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents are immediately due and payable, at which time they shall become immediately due and payable;

(c)	by notice to the Borrower declare that the Loan is payable on demand, at which time it shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(d)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

SECTION 9	CHANGES TO PARTIES

23.	CHANGES TO THE LENDERS

23.1	Assignments and transfers by the Lenders

(a)	Subject to this Clause 23, a Lender (the "Existing Lender") may:

(i)	assign any of its rights; or

(ii)	transfer by novation any of its rights and obligations,

under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (including, without limitation a member of the European System of Central Banks) (the "New Lender").

(b)	Any assignment or transfer shall be in a minimum amount of $10,000,000.

(c)
Subject to Clause 23.1 (d) below, the consent of the Guarantor is required for an assignment or transfer by an Existing Lender (such consent not to be unreasonably withheld or delayed) and provided that the Guarantor's consent shall be deemed to have been given on the expiry of five (5) Business Days after the relevant Lender has requested the Guarantor's consent in writing unless the Guarantor has expressly refused its consent within such five (5) Business Day period.

(d)	The consent of the Guarantor shall not be required for an assignment or transfer by an Existing Lender where the assignment or transfer is:

(i)	to another Lender or an Affiliate or a related fund of a Lender;

(ii)	to a reputable shipping bank which has a minimum rating of "BBB" at Standard & Poor or "Baa" at Moody's;

(iii)	to a Central Bank, Federal Reserve or to another state-owned entity;

(iv)	to any sub-participant where the Existing Lender retains all its obligations in respect of the transferred, assigned or participated amounts; or

(v)	made at a time when an Event of Default is continuing or a Sanctions Event has occurred.

In the case of (d)(i) to (d)(v) above an Existing Lender may freely proceed with any such transfer or assignment.

23.2	Conditions of assignment or transfer

23.2.1	An assignment will only be effective on:

(a)
receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(b)
performance by the Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

23.2.2	A transfer will only be effective if the procedure set out in Clause 23.5 (Procedure for transfer) is complied with.

23.2.3	If:

(a)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(b)
as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 11 (Tax Gross Up and Indemnities) or Clause 12 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

23.2.4
Each New Lender confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

23.3	Assignment or transfer fee

Unless the Agent otherwise agrees and excluding an assignment or transfer (i) to an Affiliate of a Lender or (ii) to a Related Fund, the New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of $5,000.

23.4	Limitation of responsibility of Existing Lenders

23.4.1	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(a)	the legality, validity, effectiveness, adequacy or enforceability of the Relevant Documents or any other documents;

(b)	the financial condition of any Security Party;

(c)	the performance and observance by any Security Party of its obligations under the Relevant Documents or any other documents; or

(d)	the accuracy of any statements (whether written or oral) made in or in connection with any of the Relevant Documents or any other document,

and any representations or warranties implied by law are excluded.

23.4.2	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(a)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Security Party and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any of the Relevant Documents; and

(b)
will continue to make its own independent appraisal of the creditworthiness of each Security Party and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

23.4.3	Nothing in any Finance Document obliges an Existing Lender to:

(a)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 23; or

(b)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Security Party of its obligations under the Relevant Documents or otherwise.

23.5	Procedure for transfer

23.5.1
Subject to the conditions set out in Clause 23.2 (Conditions of assignment or transfer) a transfer is effected in accordance with Clause 23.5.3 when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to Clause 23.2.l(b), as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

23.5.2
The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

23.5.3	Subject to Clause 23.9 (Pro rata interest settlement), on the Transfer Date:

(a)
to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents the Borrower and the Guarantor and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another shall be cancelled (being the "Discharged Rights and Obligations");

(b)
the Borrower and the Guarantor and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Borrower and the Guarantor and the New Lender have assumed and/or acquired the same in place of the Borrower and the Guarantor and the Existing Lender;

(c)
the Agent, the Security Agent, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Security Agent and the Existing Lender shall each be released from further obligations to each other under this Agreement; and

(d)	the New Lender shall become a Party as a "Lender".

23.6	Procedure for assignment

23.6.1
Subject to the conditions set out in Clause 23.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with Clause 23.6.3 when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to Clause 23.6.2, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

23.6.2
The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

23.6.3	Subject to Clause 23.9 (Pro rata interest settlement), on the Transfer Date:

(a)
the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of any Encumbrance created or expressed to be created or evidenced by the Security Documents and expressed to be the subject of the assignment in the Assignment Agreement;

(b)
the Existing Lender will be released from the obligations (the "Relevant Obligations") expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of any Encumbrance created or expressed to be created or evidenced by the Security Documents); and

(c)	the New Lender shall become a Party as a "Lender" and will be bound by obligations equivalent to the Relevant Obligations.

23.6.4
Lenders may utilise procedures other than those set out in this Clause 23.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Security Party or unless in accordance with Clause 23.5 (Procedure for transfer), to obtain a release by that Security Party from the obligations owed to that Security Party by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 23.2 (Conditions of assignment or transfer).

23.7	Copy of Transfer Certificate or Assignment Agreement to Borrower

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Borrower a copy of that Transfer Certificate or Assignment Agreement.

23.8	Security over Lenders' rights

In addition to the other rights provided to Lenders under this Clause 23, each Lender may without consulting with or obtaining consent from any Security Party, at any time charge, assign or otherwise create Encumbrances in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

23.8.1	any charge, assignment or other Encumbrance to secure obligations to a federal reserve or central bank; and

23.8.2
in the case of any Lender which is a fund, any charge, assignment or other Encumbrance granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Encumbrance shall:

(a)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Encumbrance for the Lender as a party to any of the Finance Documents; or

(b)
require any payments to be made by a Security Party other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

23.9	Pro rata interest settlement

23.9.1
If the Agent has notified the Lenders that it is able to distribute interest payments on a "pro rata basis" to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 23.5 (Procedure for transfer) or any assignment pursuant to Clause 23.6 (Procedure for assignment) the Transfer Date of which is after the date of such notification and is not on the last day of an Interest Period):

(a)
any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date ("Accrued Amounts") and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than three months, on the next of the dates which falls at three monthly intervals after the first day of that Interest Period); and

(b)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(i)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(ii)
the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 23.9, have been payable to it on that date, but after deduction of the Accrued Amounts.

23.9.2	In this Clause 23.9 references to "Interest Period" shall be construed to include a reference to any other period for accrual of fees.

24.	NO CHANGES TO THE SECURITY PARTIES

24.1	No assignment or transfer by Security Parties

No Security Party may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

SECTION 10	THE FINANCE PARTIES

25.	ROLE OF THE AGENT AND THE SECURITY AGENT

25.1	Appointment of the Agent

25.1.1
Each of the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents and each of the Lenders and the Agent appoints the Security Agent to act as its security agent for the purpose of the Security Documents.

25.1.2
Each of the Lenders authorises the Agent and each of the Lenders and the Agent authorises the Security Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent or the Security Agent (as the case may be) under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

25.1.3
The Swap Provider appoints the Security Agent to act as its security agent for the purpose of the Security Documents and authorises the Security Agent to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under or in connection with the Security Documents together with any other incidental rights, powers, authorities and discretions.

25.1.4
Except in Clause 25.13 (Replacement of the Agent) or where the context otherwise requires, references in this Clause 25 to the "Agent" shall mean the Agent and the Security Agent individually and collectively and references in this Clause 25 to the "Finance Documents" or to any "Finance Document" shall not include the Master Agreement.

25.2	Instructions

25.2.1	The Agent shall:

(a)
unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(i)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(ii)	in all other cases, the Majority Lenders; and

(b)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with Clause 25.2.1(a).

25.2.2
The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

25.2.3
Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

25.2.4
The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any east, loss or liability which it may incur in complying with those instructions.

25.2.5	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

25.2.6
The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document. This Clause 25.2.6 shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Finance Documents or the enforcement of the Finance Documents.

25.3	Duties of the Agent

25.3.1	The Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

25.3.2	Subject to Clause 25.3.3, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

25.3.3	Without prejudice to Clause 23.7 (Copy of Transfer Certificate or Assignment Agreement to Borrower), Clause 25.3.2 shall not apply to any Transfer Certificate or any Assignment Agreement.

25.3.4	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

25.3.5	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

25.3.6
If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties.

25.3.7	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

25.4	No fiduciary duties

25.4.1	Subject to Clause 25.11 (Trust) which relates to the Security Agent only, nothing in any Finance Document constitutes the Agent as a trustee or fiduciary of any other person.

25.4.2	The Agent shall not be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

25.5	Business with Security Parties and the Group

The Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with either Borrower, any other Security Party or its Affiliate and any other member of the Group.

25.6	Rights and discretions of the Agent

25.6.1	The Agent may:

(a)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(b)	assume that:

(i)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(ii)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of (A), may assume the truth and accuracy of that certificate.

25.6.2	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders or security agent for the Finance Parties (as the case may be)) that:

(a)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 22.1 (Events of Default));

(b)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(c)	any notice or request made by the Borrower (other than a Drawdown Request) is made on behalf of and with the consent and knowledge of all the Security Parties.

25.6.3	The Agent may engage and pay for the advice or services of any lawyers, accountants, surveyors or other experts.

25.6.4
Without prejudice to the generality of Clause 25.6.3 or Clause 25.6.5, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its opinion deems this to be desirable.

25.6.5
The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

25.6.6	The Agent may act in relation to the Finance Documents through its officers, employees and agents and the Agent shall not:

(a)	be liable for any error of judgment made by any such person; or

(b)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part, of any such person,

unless such error or such loss was directly caused by the Agent's gross negligence or wilful misconduct.

25.6.7	Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it believes it has received as agent under this Agreement.

25.6.8	Without prejudice to the generality of Clause 25.6.7, the Agent:

(a)	may disclose; and

(b)	on the written request of the Borrower or the Majority Lenders shall, as soon as reasonably practicable, disclose,

the identity of a Defaulting Lender to the Borrower and to the other Finance Parties.

25.6.9
Notwithstanding any other prov1s1on of any Finance Document to the contrary, the Agent is not obliged to do or omit to do anything if it would or might in its opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

25.6.10
The Agent is not obliged to disclose to any Finance Party any details of the rate notified to the Agent by any Lender or the identity of any such Lender for the purpose of Clause 9.2 (Market Disruption).

25.6.11
Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not assured to it.

25.7	Responsibility for documentation

The Agent is not responsible or liable for:

(a)
the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, a Security Party or any other person given in or in connection with any Relevant Document or the transactions contemplated in the Relevant Documents; or

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Relevant Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Relevant Document; or

(c)
any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

25.8	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

25.9	Exclusion of liability

25.9.1	Without limiting Clause 25.9.2 (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent) the Agent shall not be liable for:

(a)
any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or any Encumbrance created or expressed to be created or evidenced by the Security Documents, unless directly caused by its gross negligence or wilful misconduct;

(b)
exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, any Encumbrance created or expressed to be created or evidenced by the Security Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or any Encumbrance created or expressed to be created or evidenced by the Security Documents;

(c)	any shortfall which arises on the enforcement or realisation of the Trust Property; or

(d)
without prejudice to the generality of Clauses 25.9.l(a), 25.9.l(b) and 25.9.l(c), any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(i)	any act, event or circumstance not reasonably within its control; or

(ii)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

25.9.2
No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Relevant Document and any officer, employee or agent of the Agent may rely on this Clause.

25.9.3
The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

25.9.4	Nothing in this Agreement shall oblige the Agent to carry out:

(a)	any "know your customer" or other checks in relation to any person;

(b)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender,

on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent.

25.9.5
Without prejudice to any prov1s1on of any Finance Document excluding or limiting the Agent's liability, any liability of the Agent arising under or in connection with any Finance Document or any Encumbrance created or expressed to be created or evidenced by the Security Documents shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

25.10	Lenders' indemnity to the Agent

25.10.1
Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent and every Receiver and Delegate, within three Business Days of demand, against any cost, loss or liability incurred by any of them (otherwise than by reason of the relevant Agent's, Receiver's or Delegate's gross negligence or wilful misconduct) in acting as Agent, Receiver or Delegate under, or exercising any authority conferred under, the Finance Documents (unless the relevant Agent, Receiver or Delegate has been reimbursed by a Security Party pursuant toa Finance Document).

25.10.2	Subject to Clause 25.10.3, the Borrower shall immediately on demand reimburse any Lender for any payment that Lender makes to the Agent pursuant to Clause 25.10.1

25.10.3	Clause 25.10.2 shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Agent to a Security Party.

25.11	Trust

The Security Agent agrees and declares, and each of the other Finance Parties acknowledges, that, subject to the terms and conditions of this Clause 25.11, the Security Agent holds the Trust Property on trust for the Finance Parties absolutely. Each of the other Finance Parties agrees that the obligations, rights and benefits vested in the Security Agent shall be performed and exercised in accordance with this Clause 25.11. The Security Agent shall have the benefit of all of the provisions of this Agreement benefiting it in its capacity as security agent for the Finance Parties, and all the powers and discretions conferred on trustees by the Trustee Act 1925 (to the extent not inconsistent with this Agreement). In addition:

(a)
the Security Agent and any Delegate may indemnify itself or himself out of the Trust Property against all liabilities, costs, fees, damages, charges, losses and expenses sustained or incurred by it or him in relation to the taking or holding of any of the Trust Property or in connection with the exercise or purported exercise of the rights, trusts, powers and discretions vested in the Security Agent or any Delegate by or pursuant to the Security Documents or in respect of anything else done or omitted to be done in any way relating to the Security Documents;

(b)
the other Finance Parties acknowledge that the Security Agent shall be under no obligation to insure any property nor to require any other person to insure any property and shall not be responsible for any loss which may be suffered by any person as a result of the lack or insufficiency of any insurance;

(c)	the Finance Parties agree that the perpetuity period applicable to the trusts declared by this Agreement shall be the period of 125 years from the Effective Date;

(d)
the Security Agent shall not be liable for any failure, omission, or defect in perfecting the security constituted or created by any Finance Document including, without limitation, any failure to register the same in accordance with the provisions of any of the documents of title of any Security Party to any of the assets thereby charged or effect or procure registration of or otherwise protect the security created by any Security Document under any registration laws in any jurisdiction and may accept without enquiry such title as any Security Party may have to any asset;

(e)
the Security Agent shall not be under any obligation to hold any title deed, Finance Document or any other documents in connection with the Finance Documents or any other documents in connection with the property charged by any Finance Document or any other such security in its own possession or to take any steps to protect or preserve the same, and may permit any Security Party to retain all such title deeds, Finance Documents and other documents in its possession; and

(f)
save as otherwise provided in the Finance Documents, all moneys which under the trusts therein contained are received by the Security Agent may be invested in the name of or under the control of the Security Agent in any investment for the time being authorised by English law for the investment by trustees of trust money or in any other investments which may be selected by the Security Agent, and the same may be placed on deposit in the name of or under the control of the Security Agent at such bank or institution (including the Security Agent) and upon such terms as the Security Agent may think fit.

The provisions of Part I of the Trustee Act 2000 shall not apply to the Security Agent or the Trust Property.

25.12	Resignation of the Agent

25.12.1	The Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower.

25.12.2
Alternatively the Agent may resign by giving 30 days' notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

25.12.3
If the Majority Lenders have not appointed a successor Agent in accordance with Clause 25.12.2 within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Borrower) may appoint a successor Agent.

25.12.4
If the Agent wishes to resign because it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under Clause 26.12.3, the Agent may (if it concludes that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 25 consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent's normal fee rates and those amendments will bind the Parties.

25.12.5
The retiring Agent shall, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents. The Guarantor shall, within three Business Days of demand, reimburse the retiring Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

25.12.6	The Agent's resignation notice shall only take effect upon the appointment of a successor and (in the case of the Security Agent) the transfer of all the Trust Property to that successor.

25.12.7
Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under Clause 25.12.5) but shall remain entitled to the benefit of Clause 13.3 (Indemnity to the Agent) and this Clause 25 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

25.12.8
The Agent shall resign in accordance with Clause 25.12.2 (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to Clause 25.12.3) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(a)
the Agent fails to respond toa request under Clause 11.7 (FATCA information) and the Guarantor or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(b)
the information supplied by the Agent pursuant to Clause 11.7 (FATCA information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(c)	the Agent notifies the Borrower and the Lenders in writing that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) the Guarantor or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Guarantor or that Lender, by notice to the Agent, requires it to resign.

25.13	Replacement of the Agent

25.13.1
After consultation with the Borrower, the Majority Lenders may, by giving 30 days' notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority lenders) replace the Agent by appointing a successor Agent.

25.13.2
The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its function as Agent under the Finance Documents.

25.13.3
The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under Clause 25.13.2 but shall remain entitled to the benefit of Clause 13.3 (Indemnity to the Agent) and this Clause 25 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

25.13.4	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

25.14	Confidentiality

25.14.1
In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

25.14.2	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

25.15	Relationship with the Lenders

25.15.1
Subject to Clause 23.9 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent's principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(a)	entitled to or liable for any payment due under any Finance Document on that day; and

(b)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days' prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

25.15.2
Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or dispatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 30.6 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 30.2 (Addresses) and Clause 30.6.1(b) (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

25.16	Credit appraisal by the Lenders

Without affecting the responsibility of any Security Party for information supplied by it or on its behalf in connection with any Relevant Document, each Lender confirms to the Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Relevant Document including but not limited to:

(a)	the financial condition, status and nature of each Security Party;

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Relevant Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Relevant Document;

(c)
whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Relevant Document, the transactions contemplated by the Relevant Document or any other agreement, arrangement or document entered into, made or executed in anticipation of under or in connection with any Relevant Document; and

(d)
the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any Encumbrance created or expressed to be created or evidenced by the Security Documents or the existence of any Encumbrance affecting the Charged Property.

25.17	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

26.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, rem1ss1on or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

27.	SHARING AMONG THE FINANCE PARTIES

27.1	Payments to Finance Parties

If a Finance Party (a "Recovering Finance Party") receives or recovers any amount from a Security Party other than in accordance with Clause 28 (Payment Mechanics) (a "Recovered Amount") and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)
the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 28 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)
the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 28.6 (Partial payments).

27.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Security Party and distribute it between the Finance Parties (other than the Recovering Finance Party) (the "Sharing Finance Parties") in accordance with Clause 28.6 (Partial payments) towards the obligations of that Security Party to the Sharing Finance Parties.

27.3	Recovering Finance Party's rights

On a distribution by the Agent under Clause 27.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from a Security Party, as between the relevant Security Party and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Security Party.

27.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

27.4.1
each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the "Redistributed Amount"); and

27.4.2	as between the relevant Security Party and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Security Party.

27.5	Exceptions

27.5.1
This Clause 27 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Security Party.

27.5.2
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(a)	it notified that other Finance Party of the legal or arbitration proceedings; and

(b)
that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11	ADMINISTRATION

28.	PAYMENT MECHANICS

28.1	Payments to the Agent

28.1.1
On each date on which a Security Party or a Lender is required to make a payment under a Finance Document (other than the Master Agreement), that Security Party or that Lender shall make the same available to the Agent for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

28.1.2	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Agent specifies.

28.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 28.3 (Distributions toa Security Party) and Clause 28.4 (Clawback and pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days' notice with a bank specified by that Party in the principal financial centre of the country of that currency.

28.3	Distributions to a Security Party

The Agent may (with the consent of a Security Party or in accordance with Clause 29 (Set-Off)) apply any amount received by it for that Security Party in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Security Party under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

28.4	Clawback and pre-funding

28.4.1
Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

28.4.2
Unless Clause 28.4.3 applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

28.4.3
If the Agent has notified the Lenders that it is willing to make available amounts for the account of the Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to the Borrower:

(a)	the Agent shall notify the Borrower of that Lender's identity and the Borrower to whom that sum was made available shall on demand refund it to the Agent; and

(b)
the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

28.5	Impaired Agent

28.5.1
If, at any time, the Agent becomes an Impaired Agent, a Security Party or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 28.1 (Payments to the Agent) may instead either:

(a)	pay that amount direct to the required recipient(s); or

(b)
if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest- bearing account held with an Acceptable Bank in relation to which no Insolvency Event has occurred and is continuing, in the name of the Security Party or the Lender making the payment (the "Paying Party") and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the "Recipient Party" or "Recipient Parties").

In each case such payments must be made on the due date for payment under the Finance Documents.

28.5.2	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.

28.5.3
A Party which has made a payment in accordance with this Clause 28.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

28.5.4
Promptly upon the appointment of a successor Agent in accordance with Clause 25.13 (Replacement of the Agent), each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to Clause 28.5.5) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 28.2 (Distributions by the Agent).

28.5.5	A Paying Party shall, promptly upon request by a Recipient Party and to the extent:

(a)	that it has not given an instruction pursuant to Clause 28.5.4; and

(b)	that it has been provided with the necessary information by that Recipient Party,

give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

28.6	Partial payments

28.6.1
If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by a Security Party under the Finance Documents (other than the Master Agreement), the Agent shall apply that payment towards the obligations of that Security Party under the Finance Documents (other than the Master Agreement) in the following order:

(a)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent or the Security Agent under the Finance Documents;

(b)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(c)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(d)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

28.6.2	The Agent shall, if so directed by the Majority Lenders, vary the order set out in Clauses 28.6.1(b) to 28.6.1(d).

28.6.3	Clauses 28.6.1 and 28.6.2 will override any appropriation made by a Security Party.

28.7	No set-off by Security Parties

All payments to be made by a Security Party under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

28.8	Business Days

28.8.1
Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

28.8.2	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

28.9	Currency of account

28.9.1	Subject to Clauses 28.9.2 to 28.9.5, dollars is the currency of account and payment for any sum due from a Security Party under any Finance Document.

28.9.2	A repayment or payment of all or part of the Loan or an Unpaid Sum shall be made in the currency in which the Loan or Unpaid Sum is denominated on its due date.

28.9.3	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

28.9.4	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

28.9.5	Any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.

28.10	Control account

The Agent shall open and maintain on its books- a control account in the name of the Borrower showing the advance of the Loan and the computation and payment of interest and all other sums due under this Agreement. The Borrower's obligation to repay the Loan and to pay interest and all other sums due under this Agreement shall be evidenced by the entries from time to time made in the control account opened and maintained under this Clause 28.10 and those entries will, in the absence of manifest error, be conclusive and binding.

28.11	Change of currency

28.11.1	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(a)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(b)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent.

28.11.2
If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

29.	SET-OFF

29.1	Set-off

A Finance Party may set off any matured obligation due from a Security Party under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Security Party, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

29.2	Master Agreement rights

The rights conferred on the Swap Provider by this Clause 29 shall be in addition to, and without prejudice to or limitation of, the rights of netting and set off conferred on the Swap Provider by the Master Agreement.

30.	NOTICES

30.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

30.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower, that identified with its name below on the signature page;

(b)	in the case of the Guarantor, that identified with its name below on the signature page;

(c)	in the case of each Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party;

(d)	in the case of the Swap Provider, that identified with its name below on the signature page; and

(e)	in the case of the Agent or the Security Agent, that identified with its name below on the signature page,

or any substitute address, fax number, or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days' notice.

30.3	Delivery

30.3.1	Any communication or document made or delivered by one Party to another under or in connection with the Finance Documents will only be effective:

(a)	if by way of email, when actually received in readable form; or

(b)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 30.2 (Addresses), if addressed to that department or officer.

30.3.2
Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or the Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent's or the Security Agent's signature below (or any substitute department or officer as the Agent or the Security Agent shall specify for this purpose).

30.3.3	All notices from or to a Security Party (save in respect of the Master Agreement) shall be sent through the Agent.

30.3.4	Any communication or document which becomes effective, in accordance with this Clause 30.3, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

30.4	Notification of address and email address

Promptly upon changing its address or email address, the Agent shall notify the other Parties.

30.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

30.6	Electronic communication

30.6.1
Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if those two Parties:

(a)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(b)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days' notice.

30.6.2
Any electronic communication made between those two Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or the Security Agent shall specify for this purpose.

30.6.3	Any electronic communication which becomes effective, in accordance with Clause 30.6.2, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

30.7	English language

Any notice given under or in connection with any Finance Document must be in English. All other documents provided under or in connection with any Finance Document must be:

(a)	in English; or

(b)
if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

31.	CALCULATIONS AND CERTIFICATES

31.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Agent are prima facie evidence of the matters to which they relate.

31.2	Certificates and determinations

Any certification or determination by the Agent of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

31.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

32.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

33.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No election to affirm any Finance Document on the part of any Finance Party or Secured Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

34.	AMENDMENTS AND WAIVERS

34.1	Required consents

34.1.1
Subject to Clause 34.2 (Exceptions) any term of the Finance Documents (other than the Master Agreement) may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

34.1.2	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 34.

34.1.3
Without prejudice to the generality of Clauses 25.6.3, 25.6.4 and 25.6.5 (Rights and discretions of the Agent), the Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver or consent under this Agreement.

34.2	Exceptions

34.2.1	An amendment, waiver or (in the case of a Security Document) a consent of, or in relation to, any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definition of "Majority Lenders" in Clause 1.1 (Definitions);

(b)	an extension to the date of payment of any amount under the Finance Documents;

(c)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(d)	a change in currency of payment of any amount under the Finance Documents;

(e)	an increase in any Commitment, an extension of the Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably;

(f)	a change to the Borrower or a change to the Guarantor;

(g)	any provision which expressly requires the consent of all the Lenders;

(h)	Clause 2.2 (Finance Parties' rights and obligations), Clause 23 (Changes to the Lenders), this Clause 34, Clause 39 (Governing Law) or Clause 40.1 (Jurisdiction of English courts);

(i)	(other than as expressly permitted by the provisions of any Finance Document) the nature or scope of:

(i)	any Guarantee;

(ii)	the Charged Property; or

(iii)	the manner in which the proceeds of enforcement of the Security Documents are distributed; or

(j)
the release of any Guarantee or of any Encumbrance created or expressed to be created or evidenced by the Security Documents unless permitted under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of any Encumbrance created or expressed to be created or evidenced by the Security Documents where such sale or disposal is expressly permitted under this Agreement or any other Finance Document;

shall not be made, or given, without the prior consent of all the Lenders.

34.3	Other Exceptions

34.3.1
An amendment or waiver which relates to the rights or obligations of the Agent or the Security Agent (each in their capacity as such) may not be effected without the consent of the Agent or the Security Agent as the case may be.

34.3.2
An amendment or waiver to a Finance Document that has the effect of amending or waiving the rights or obligations of the Swap Provider may not be effected without the prior written consent of the Swap Provider.

34.4	Excluded Commitments

If:

(a)
any Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within a period agreed by the Agent after consultation with the Borrower; or

(b)
any Lender which is not a Defaulting Lender fails to respond to such a request (other than an amendment, waiver or consent referred to in Clauses 34.2.1(b), 34.2.1(c) and 34.2.1(e) (Exceptions)) or other or such a vote within a period agreed by the Agent after consultation with the Borrower, then:

(i)
its Commitment(s) shall not be included for the purpose of calculating the Total Commitments when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

34.5	Changes to reference rates

(a)	Subject to Clause 34.3 (Other exceptions), if a Published Rate Replacement Event has occurred in relation to any Published Rate any amendment or waiver which relates to:

(i)	providing for the use of a Replacement Reference Rate in place of that Published Rate; and

(ii)

(A)	aligning any provision of any Finance Document to the use of that Replacement Reference Rate;

(B)
enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);

(C)	implementing market conventions applicable to that Replacement Reference Rate;

(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or

(E)
adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Obligors.

(b)
If any Lender fails to respond to a request for an amendment or waiver described in paragraph (a) above within 20 Business Days (or such longer time period in relation to any request which the Borrower and the Agent may agree) of that request being made:

(i)
its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the relevant Facility when ascertaining whether any relevant percentage of Total Commitments has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

(c)	In this Clause 34.5:

"Published Rate" means:

(a)	SOFR; or

(b)	the Term SOFR for any Quoted Tenor.

"Published Rate Replacement Event" means, in relation to a Published Rate:

(a)	the methodology, formula or other means of determining that Published Rate has, in the opinion of the Majority Lenders and the Obligors, materially changed;

(b)

(i)

(A)	the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or

(B)
information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;

(ii)
the administrator of that Published Rate publicly announces that it has ceased or will cease to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;

(iii)	the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued; or

(iv)	the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used; or

(c)
the administrator of that Published Rate (or the administrator of an interest rate which is a constituent element of that Published Rate) determines that that Published Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(i)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders and the Obligors) temporary; or

(ii)	that Published Rate is calculated in accordance with any such policy or arrangement for a period no less than 20 days; or

(d)	in the opinion of the Majority Lenders and the Obligors, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

"Quoted Tenor" means, in relation to Term SOFR, any period for which that rate is customarily displayed on the relevant page or screen of an information service.

"Relevant Nominating Body" means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

"Replacement Reference Rate" means a reference rate which is:

(a)	formally designated, nominated or recommended as the replacement for a Published Rate by:

(i)	the administrator of that Published Rate (provided that the market or economic reality that such reference rate measures is the same as that measured by that Published Rate); or

(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the "Replacement Reference Rate" will be the replacement under paragraph (ii) above;

(b)	in the opinion of the Majority Lenders and the Obligors, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Published Rate; or

(c)	in the opinion of the Majority Lenders and the Obligors, an appropriate successor to a Published Rate.

35.	CONFIDENTIALITY

35.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 35.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

35.2	Disclosure of Confidential Information

Any Finance Party may disclose:

35.2.1
to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this Clause 35.2.1 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

35.2.2	to any person:

(a)
to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent or Security Agent and, in each case, to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(b)
with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Security Parties and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(c)
appointed by any Finance Party or by a person to whom Clause 35.2.2(a) or 35.2.2(b) applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under Clause 25.15.2 (Relationship with the Lenders));

(d)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in Clause 35.2.2(a) or 35.2.2(b);

(e)
to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(f)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(g)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 23.8 (Security over Lenders' rights);

(h)	who is a Party; or

(i)	with the consent of the Borrower;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(i)
in relation to Clauses 35.2.2(a), 35.2.2(b) and 35.2.2(c), the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(ii)
in relation to Clause 35.2.2(d), the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(iii)
in relation to Clauses 35.2.2(e), 35.2.2(f) and 35.2.2(g), the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price- sensitive information except that there shall be no requirement to so inform if, in the reasonable opinion of that Finance Party, it is not practicable so to do in the circumstances; and

35.2.3
to any person appointed by that Finance Party or by a person to whom Clause 35.2.2(a) or 35.2.2(b) applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this Clause 35.2.3 if the service provider to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking; and

35.2.4
to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Security Parties and/or the Group if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that same or all of such Confidential Information may be price- sensitive information. Any Lender may also disclose the size and term of the Loan and the name of each of the Security Parties to any investor or a potential investor in a securitisation (or similar transaction of broadly equivalent economic effect) of that Lender's rights or obligations under the Finance Documents.

35.3	Entire agreement

This Clause 35 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

35.4	Inside information

Each of the Finance Parties acknowledges that same or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

35.5	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)
of the circumstances of any disclosure of Confidential Information made pursuant to Clause 35.2.2(e) (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that Clause during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 35.

35.6	Continuing obligations

The obligations in this Clause 35 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 12 months from the earlier of:

(a)
the date on which all amounts payable by the Security Parties under or in connection with the Finance Documents have been paid in full and the Loan has been cancelled or otherwise ceases to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

36.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

37.	NO RIGHTS AS SURETY

Until the Indebtedness has been unconditionally and irrevocably paid and discharged in full, the Borrower agrees that it shall not, by virtue of any payment made under this Agreement on account of the Indebtedness or by virtue of any enforcement by a Finance Party of its rights under this Agreement or by virtue of any relationship between, or transaction involving, the Borrower or any other Security Party:

(a)	exercise any rights of subrogation in relation to any rights, security or moneys held or received or receivable by a Finance Party or any other person; or

(b)	exercise any right of contribution from any other Borrower or any other Security Party under any Finance Document; or

(c)	exercise any right of set-off or counterclaim against any other Borrower or any other Security Party; or

(d)	receive, claim or have the benefit of any payment, distribution, security or indemnity from any other Borrower or any other Security Party; or

(e)
unless so directed by the Agent (when the Borrower will prove in accordance with such directions), claim as a creditor of any other Borrower or any other Security Party in competition with any Finance Party and the Borrower shall hold in trust for the Finance Parties and forthwith pay or transfer (as appropriate) to the Agent any such payment (including an amount equal to any such set-off), distribution or benefit of such security, indemnity or claim in fact received by it.

38.	BAIL-IN

38.1	Contractual Recognition of Bail-In

38.1.1
Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

38.2	Bail-in Definitions

In this clause 38:

"Article 55 BRRD" means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms;

"Bail-In Action" means the exercise of any Write-down and Conversion Powers;

"Bail-In Legislation" means:

(a)
in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;

(b)	in relation to the United Kingdom, the UK Bail-In Legislation; and

(c)
in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation;

"EEA Member Country" means any member state of the European Union, Iceland, Liechtenstein and Norway;

"EU Bail-In Legislation Schedule" means the document described as such and published by the Loan Market Association (or any successor person) from time to time;

"Resolution Authority" means any body which has authority to exercise any Write-down and Conversion Powers;

"UK Bail-In Legislation" means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings); and

"Write-down and Conversion Powers" means:

(a)
in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b)
in relation to the UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(c)	in relation to any other applicable Bail-In Legislation:

(i)
any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation.

SECTION 12	GOVERNING LAW AND ENFORCEMENT

39.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

40.	ENFORCEMENT

40.1	Jurisdiction of English courts

40.1.1
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a "Dispute"). Each Party agrees that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

40.1.2
This Clause 40.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, any Finance Party may take concurrent proceedings in any number of jurisdictions.

40.2	Service of process

40.2.1	Without prejudice to any other mode of service allowed under any relevant law, the Borrower and the Guarantor:

(a)
irrevocably appoints Wikborg Rein UK Limited of 30 Cannon Street, London, EC4M 6XH, England as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the Borrower or the Guarantor (as the case may be) of the process will not invalidate the proceedings concerned.

40.2.2
If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process or terminates its appointment as agent for service of process, the Borrower or the Guarantor (as the case may be) must immediately (and in any event within five days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1

THE ORIGINAL LENDERS

Name and address of Original Lender	Commitment
Crédit Agricole Corporate and Investment Bank 12, place des Etats-Unis CS 70052 92547 Montrouge Cedex France	$37,500,000

Schedule 2 FORM OF DRAWDOWN REQUEST

DRAWDOWN REQUEST

From:	DHT Tiger Limited

To:	Crédit Agricole Corporate and Investment Bank

Dated:

Dear Sirs

DHT Tiger Limited  -     $37,500,000  Loan  Agreement dated [          ] 2022 (the "Agreement")

We refer to the Agreement. This is a Drawdown Request. Terms defined in the Agreement have the same meaning in this Drawdown Request unless given a different meaning in this Drawdown Request.

We wish to draw the Additional Advance on the following terms:

Proposed Drawdown Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Currency of Drawing:	dollars

Amount:	[ ]

Interest Period:	[3 months]

We confirm that each condition specified in Clause 3.2 of the 2022 Amending and Restating Agreement (Further conditions precedent) is satisfied on the date of this Drawdown Request.

The proceeds of the Additional Advance should be paid to [TBC]

This Drawdown Request is irrevocable.

Yours faithfully

authorised signatory for
DHT Tiger Limited

Schedule 3 FORM OF TRANSFER CERTIFICATE

To:	Crédit Agricole Corporate and Investment Bank as Agent and as Security Agent]
From:	[The Existing Lender] (the "Existing Lender") and [The New Lender] (the "New Lender")

Dated:

DHT Tiger Limited– $37,500,000 Loan Agreement dated [                       ] 2022 (the "Loan Agreement")

1.
We refer to the Loan Agreement. This agreement (the "Agreement") shall take effect as a Transfer Certificate for the purposes of the Loan Agreement. Terms defined in the Loan Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 23.5 (Procedure for transfer) of the Loan Agreement:

(a)
The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation and in accordance with Clause 23.5 (Procedure for transfer) all of the Existing Lender's rights and obligations under the Loan Agreement and the other Finance Documents which relate to that portion of the Existing Lender's Commitment(s) and participations in the Loan under the Loan Agreement as specified in the Schedule.

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 30.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in Clause 23.4.1(c) (Limitation of responsibility of Existing Lenders).

4.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

5.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

6.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:
The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender's interest in any Encumbrance created or expressed to be created or evidenced by the Security Documents in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

The Schedule

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Agreement is accepted as a Transfer Certificate for the purposes of the Loan Agreement by the Agent and the Transfer Date is confirmed as [          ].

Crédit Agricole Corporate and Investment Bank

By:

Crédit Agricole Corporate and Investment Bank

By:

Schedule 4

FORM OF COMPLIANCE CERTIFICATE

To:	Crédit Agricole Corporate and Investment Bank

From:	DHT Holdings, Inc.

Dated:

Dear Sirs

DHT Tiger Limited– $37,500,000 Loan Agreement dated [          ] 2022 (the "Agreement")

1.
We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that on a consolidated basis for the Guarantor:

(a)	the Guarantor's consolidated Cash and Cash Equivalent is $[ ] being higher than (i) $30,000,000 and (ii) six per cent (6%) of the Total Interest Bearing Debt as per the attached calculations; and

(b)	the Guarantor's Value Adjusted Tangible Net Worth is $[ ] being higher than $300,000,000 as per the attached calculations; and

(c)	the Equity Ratio of the Guarantor is [ ]% being not less than twenty five per cent (25%) as per the attached calculations; and

(d)	the Working Capital of the Guarantor is $[ ] and is therefore greater than zero as per the attached calculations.

3.	Attached is one valuation in respect of the Vessel from an Approved Shipbroker which evidence a Fair Market Value of $[] therefore the Security Cover Ratio of at least [135]% is satisfied.

4.	Attached is one valuation from an Approved Shipbroker evidencing the fair market value of all the vessels currently in the Guarantor's fleet.

5.	[We confirm that no Default is continuing.][1]

Signed:		[

	Director/Chief Financial Officer	Director
	Of	of
	DHT Holdings, Inc.	DHT Holdings, Inc.

* If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

Signatures

The Borrower

DHT Tiger Limited	)
)
By:	)
Title: Attorney in fact	)
Address: Haakon VII's gate 1, POB 2039)
Vika, 0125 Oslo, Norway	)

Email: lch@dhtankers.com	)
Department/Officer:	)

The Guarantor

DHT Holdings, Inc.	)
)
By:	)
Title: Attorney in fact	)
Address: Haakon VII's gate 1, POB 2039)
Vika, 0125 Oslo, Norway	)

Email: lch@dhtankers.com	)
Department/Officer:	)

The Agent

Crédit Agricole Corporate and	)
Investment Bank	)
By:	)
Title: Attorney in fact	)
Address: 12, place des Etats-Unis, CS 70052,	)
92547 Montrouge Cedex, France	)

Attention:	Clémentine COSTIL / Romy ROUSSEL / Ludovic TRAVERT
Phone:	+33(0)1.41.89.90.47/+33(0)1.41.89.06.12/+33(0)1.41.89.15.51
Email:	clementine.costil@ca-cib.com / romy.roussel@ca-cib.com / ludovic.travert@ca-cib.com

Security Agent

Crédit Agricole Corporate and	)
Investment Bank	)
By:	)
Title: Attorney in fact	)
Address: 12, place des Etats-Unis, CS 70052,	)
92547 Montrouge Cedex, France	)
)

Attention:	Clémentine COSTIL / Romy ROUSSEL / Ludovic TRAVERT
Phone:	+33(0)1.41.89.90.47/+33(0)1.41.89.06.12/+33(0)1.41.89.15.51
Email:	clementine.costil@ca-cib.com / romy.roussel@ca-cib.com / ludovic.travert@ca-cib.com

The Original Lenders

Crédit Agricole Corporate and	)
Investment Bank	)
By:	)
Title: Attorney in fact

Attention:	Mathieu GAGNEZ / Anne-Laure ORANGE
Phone:	33 (0)1.41.89.12.07 / +33 (0)1.41.89.10.65
Email:	mathieu.gagnez@ca-cib.com / anne-laure.orange@ca-cib.com

The Swap Provider

CréditAgricole Corporate and	)
Investment Bank	)
By:	)
Title: Attorney in fact	)
Address: 12, place des Etats-Unis, CS 70052,	)
92547 Montrouge Cedex, France	)
)

SIGNATURE PAGE

OBLIGORS

For and on behalf of
DHT TIGER LIMTIED
(as Borrower)

By:	/s/ Jonathan C Page
Name: Jonathan C Page
Title: Attorney in fact

For and on behalf of
DHT HOLDINGS, INC.
(as Guarantor)

By:	/s/ Jonathan C Page
Name: Jonathan C Page
Title: Attorney in fact

FINANCE PARTIES

For and on behalf of
CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK
(as Agent)

By:	/s/ Anne-Laure Orange	By:	/s/ Mathieu Gagnez
Name: Anne-Laure Orange		Name: Mathieu Gagnez
Title: Attorney in fact		Title: Attorney in fact

For and on behalf of
CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK
(Lender)

By:	/s/ Anne-Laure Orange	By:	/s/ Mathieu Gagnez
Name: Anne-Laure Orange		Name: Mathieu Gagnez
Title: Attorney in fact		Title: Attorney in fact

Confidential

For and on behalf of
CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK
(as Security Agent)

By:	/s/ Anne-Laure Orange	By:	/s/ Mathieu Gagnez
Name: Anne-Laure Orange		Name: Mathieu Gagnez
Title: Attorney in fact		Title: Attorney in fact

For and on behalf of
CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK
(as Swap Provider)

By:	/s/ Michel Recio	By:	/s/ Thomas Roudie
Name: Michel Recio		Name: Thomas Roudie
Title: Attorney in fact		Title: Attorney in fact

Confidential